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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             DYERSBURG CORPORATION,

                                 AS PURCHASER,

                           ALAMAC SUB HOLDINGS INC.,

                                   AS SELLER,

                                    AIH INC.

                                      AND

                             WESTPOINT STEVENS INC.







                              --------------------

                           Dated as of July 15, 1997

                              --------------------














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

                              TABLE OF CONTENTS

Section                                                                                                          Page

                                                             ARTICLE I
                                                    SALE AND PURCHASE OF SHARES

           1.1         Sale and Purchase of Shares..............................................................  2

                                                            ARTICLE II
                                                          PURCHASE PRICE
           2.1         Purchase Price...........................................................................  2
           2.2         Payment of Estimated Purchase Price......................................................  2
           2.3         Post-Closing Adjustment of Estimated Purchase
                       Price....................................................................................  2
           2.4         Post Closing Adjustment of Changes In Pension
                       Liability................................................................................  5
           2.5         Purchase of Cotton Inventory.............................................................  7

                                                            ARTICLE III
                                                 REPRESENTATIONS AND WARRANTIES OF
                                                    WPS AND SELLER AS TO SHARES
           3.1         Ownership and Transfer of Shares.........................................................  8

                                                            ARTICLE IV
                                                  REPRESENTATIONS AND WARRANTIES
                                                  OF WPS, SELLER AND THE COMPANY
           4.1         Organization and Good Standing...........................................................  8
           4.2         Authorization of Agreement...............................................................  9
           4.3         Subsidiaries.............................................................................  9
           4.4         Capitalization........................................................................... 10
           4.5         Corporate Records........................................................................ 10
           4.6         Consents of Third Parties; Non-Contravention............................................. 11
           4.7         Financial Statements..................................................................... 12
           4.8         No Undisclosed Liabilities............................................................... 13
           4.9         Absence of Certain Changes............................................................... 13
           4.10        Taxes.................................................................................... 15
           4.11        Intangible Property...................................................................... 17
           4.12        Material Contracts....................................................................... 17

Section                                                                                                        Page

           4.13        Employee Benefits........................................................................ 19
           4.14        Labor.................................................................................... 23
           4.15        Litigation............................................................................... 23
           4.16        Compliance with Laws..................................................................... 23
           4.17        Environmental Matters.................................................................... 23
           4.18        Real Property............................................................................ 25
           4.19        Title to Assets.......................................................................... 26
           4.20        Brokers, Etc............................................................................. 27
           4.21        No Material Adverse Change............................................................... 27

                                                             ARTICLE V
                                            REPRESENTATIONS AND WARRANTIES OF PURCHASER
           5.1         Organization and Good Standing........................................................... 27
           5.2         Authorization of Agreement............................................................... 27
           5.3         Consents of Third Parties; Non-Contravention............................................. 28
           5.4         Litigation............................................................................... 29
           5.5         Financing................................................................................ 29
           5.6         Investment Representation................................................................ 29
           5.7         Investment Company Act................................................................... 29
           5.8         Financial Advisors....................................................................... 30
           5.9         No Material Adverse Change............................................................... 30

                                                            ARTICLE VI
                                                 FURTHER AGREEMENTS OF THE PARTIES
           6.1         Access to Information; Confidentiality................................................... 30
           6.2         Conduct of the Business Pending the Closing.............................................. 33
           6.3         Reasonable Commercial Efforts............................................................ 36
           6.4         Further Assurances....................................................................... 37
           6.5         Preservation of Records.................................................................. 37
           6.6         Publicity................................................................................ 37
           6.7         Notice Regarding Regulatory Proceedings.................................................. 38
           6.8         Employee Matters......................................................................... 38
           6.9         Financial Advisors....................................................................... 38
           6.10        Permitted Transactions................................................................... 38
           6.11        Repayment of Loans....................................................................... 39
           6.12        Notification............................................................................. 39
           6.13        No Negotiation........................................................................... 39
           6.14        June 30 Company Interim Financial Statements............................................. 39

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
Section                                                                                                        Page

           6.15        Non-Compete.............................................................................. 40
           6.16        Financing................................................................................ 40

                                                            ARTICLE VII
                                                       CONDITIONS TO CLOSING
           7.1         Conditions Precedent to Obligations of
                       Purchaser................................................................................ 41
           7.2         Conditions Precedent to Obligations of Seller............................................ 42

                                                           ARTICLE VIII
                                         CLOSING; DOCUMENTS TO BE DELIVERED AT THE CLOSING
           8.1         Closing Date............................................................................. 43
           8.2         Documents to Be Delivered by Seller, WPS
                       and/or the Company....................................................................... 43
           8.3         Documents to Be Delivered by Purchaser................................................... 44
           8.4         Documents to be Delivered by the Parties................................................. 44

                                                            ARTICLE IX

                                                     TERMINATION OF AGREEMENT
           9.1         Termination of Agreement................................................................. 44
           9.2         Survival After Termination............................................................... 45

                                                             ARTICLE X
                                                 SURVIVAL; GENERAL INDEMNIFICATION
           10.1        Survival................................................................................. 46
           10.2        Indemnification by WPS and Seller........................................................ 46
           10.3        Indemnification by Purchaser............................................................. 47
           10.4        Indemnification Procedures............................................................... 48
           10.5        Environmental Indemnity.................................................................. 50
           10.6        Characterization of Indemnification and Other
                       Payments................................................................................. 53
           10.7        Computation of Losses Subject to Indemnifi-
                       cation................................................................................... 53

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
Section                                                                                                        Page

                                                            ARTICLE XI
                                                            TAX MATTERS
           11.1        Section 338(h)(10) Election.............................................................. 54
           11.2        Preparation of Tax Returns; Payment of Taxes............................................. 55
           11.3        Cooperation with Respect to Tax Returns.................................................. 57
           11.4        Tax Audits............................................................................... 57
           11.5        Refund Claims............................................................................ 58
           11.6        Preparation and Filing of Documents...................................................... 58
           11.7        Termination of Tax Sharing Agreements.................................................... 58
           11.8        Tax Indemnification...................................................................... 59

                                                            ARTICLE XII
                                                           MISCELLANEOUS
           12.1        Certain Definitions; Rules of Construction............................................... 60
           12.2        Expenses................................................................................. 69
           12.3        Specific Performance..................................................................... 69
           12.4        GOVERNING LAW............................................................................ 70
           12.5        Entire Agreement; Amendments and Waivers................................................. 70
           12.6        Table of Contents and Headings........................................................... 70
           12.7        Notices.................................................................................. 70
           12.8        Severability............................................................................. 71
           12.9        Binding Effect; Assignment............................................................... 71
           12.10       Disclosure Schedules..................................................................... 72
           12.11       Counterparts............................................................................. 72

Exhibit A-1            Pre-Closing Date Statement of Working Capital
Exhibit A-2            Valuation Methods
Exhibit B              Human Resources Agreement
Exhibit C              Plants
Exhibit D              Interim Services

Schedules

           Company

           Purchaser

                            STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT dated as of July 15, 1997 by and among ALAMAC SUB HOLDINGS INC., a Delaware corporation ("Seller"), AIH INC., a Delaware corporation and a wholly owned subsidiary of Seller (the "Company"), WESTPOINT STEVENS INC., a Delaware corporation and the indirect 100% stockholder of Seller ("WPS"), and Dyersburg Corporation, a Tennessee corporation ("Purchaser"). Section 12.1(a) hereof sets forth the definitions of certain capitalized terms used herein that are not defined where used and the locations herein of the definitions of certain capitalized terms not defined therein.

                             W I T N E S S E T H :

          WHEREAS, Seller is the record and beneficial owner of one hundred
(100) shares of common stock, par value $1.00 per share (collectively, the "Shares"), of the Company, which Shares constitute all of the issued and outstanding shares of capital stock of the Company;

          WHEREAS, the Company is engaged, indirectly through its Subsidiaries, in the business of manufacturing and selling knitted apparel fabrics (the "Business"); and

          WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares, for the purchase price and upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                          SALE AND PURCHASE OF SHARES

          1.1 Sale and Purchase of Shares. Upon and subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares.

                                   ARTICLE II
                                 PURCHASE PRICE

          2.1 Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be an amount equal to the Estimated Purchase Price, as adjusted in accordance with Sections 2.3 and 2.4 hereof. The Purchase Price and any adjustments thereto shall be payable as provided in Sections 2.2, 2.3 and
2.4 hereof.

          2.2 Payment of Estimated Purchase Price. On the Closing Date, Purchaser shall pay to Seller an amount in cash equal to One Hundred Twenty-Six Million Dollars ($126,000,000) (the "Estimated Purchase Price"), by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser prior to Closing.

          2.3 Post-Closing Adjustment of Estimated Purchase Price.

          (a) On the Closing Date, representatives of Seller, Purchaser and Ernst & Young LLP ("Seller's Auditors") shall conduct and complete a physical count of the Inventory. As soon as practicable (and in any event within 60 days) following the completion of the physical count of the Inventory, Seller shall prepare and deliver to Purchaser a statement of working capital of the Company and its Subsidiaries as of the close of business on the Closing Date, which statement shall have been audited by Seller's Auditors (the "Closing Date Statement of Working Capital"), together with a certificate (the "Adjustment Certificate") of WPS's chief accounting officer setting forth the positive or negative difference, if any, between the working capital of the Company and its Subsidiaries as reflected in the Closing Date Statement of Working Capital and the working capital of the Company and its Subsidiaries as reflected in the Pre- Closing Date Statement of Working Capital (the

"Adjustment Amount"). The Closing Date Statement of Working Capital shall be prepared in accordance with the same accounting principles applicable to the Pre-Closing Date Statement of Working Capital as described in Exhibit A-2 hereof (it being understood that only assets that are owned by the Company on the Closing Date and liabilities that remain the responsibility of the Company after the Closing Date will be reflected on the Closing Date Statement of Working Capital. Notwithstanding the foregoing, the Closing Date Statement of Working Capital will reflect (i) an inventory reserve of not less than $3.5 million, representing the balance for such reserves as of the Closing Date, and
(ii) an accrual for bonuses payable of $1.2 million.

          (b) During the preparation of the Closing Date Statement of Working Capital, Purchaser and the Company shall provide WPS, WPS's authorized representatives, Seller and Seller's authorized representatives (including, without limitation, Seller's Auditors) with reasonable access to the books, records, facilities and employees of the Company and its Subsidiaries during normal business hours, and shall cooperate fully and cause their respective representatives to cooperate fully with WPS, WPS's authorized representatives, Seller and Seller's authorized representatives, including the provision on a timely basis of all information, work papers, schedules and other documents to be used by Seller in preparing the Closing Date Statement of Working Capital and the Adjustment Certificate.

          (c) During the preparation of the Closing Date Statement of Working Capital, WPS shall provide Purchaser and Purchaser's authorized representatives with reasonable access to the books, records, facilities and employees of WPS and its affiliates, as such books, records, facilities and employees relate to the Company, during normal business hours, and shall cooperate fully and cause their respective representatives to cooperate fully with Purchaser and Purchaser's authorized representatives, including the provision on a timely basis of all information, work papers, schedules and other documents to be used by Seller in preparing the Closing Date Statement of Working Capital and the Adjustment Certificate.

          (d) Purchaser shall have a period of fifteen (15) Business Days after the delivery by Seller of the Closing Date Statement of Working Capital and Adjustment Certificate to present in writing to Seller any objections to the calcu-lation of the Adjustment Amount, which objections shall be set forth in reasonable detail. If no such objections are raised within such fifteen (15) Business Day period, the Closing Date Statement of Working Capital and Adjustment Certificate shall be deemed to be accepted and approved by Purchaser and a supplemental closing (the "Supplemental Closing") shall be held on the fifth (5th) Business Day following the expiration of such fifteen (15) Business Day period, or on such other date as may be mutually agreed upon in writing by Purchaser and Seller.

          (e) If Purchaser shall raise any objections within the aforesaid fifteen (15) Business Day period, Seller and Purchaser together shall attempt to resolve the matter or matters in dispute, and if resolved, the parties shall prepare a new Adjustment Certificate setting forth the original Adjustment Amount or a revised Adjustment Amount based upon such resolution, whereupon the confirmed or revised Adjustment Amount shall be final and binding on the parties hereto. The Supplemental Closing shall then take place five (5) Business Days following the preparation by the parties of such new Adjustment Certificate, or on such other date as may be mutually agreed upon in writing by Purchaser and Seller.

          (f) If any such dispute cannot be resolved by Purchaser and Seller within twenty (20) Business Days after the delivery by Purchaser of its objections to the calculation of the Adjustment Amount in accordance with
Section 2.3(c), then the specific matters in dispute shall be submitted to an agreed upon independent accounting firm, mutually acceptable to Purchaser and Seller (the "Final Arbiter"), which firm shall make a final and binding determination as to such matter or matters. The Final Arbiter shall send its written determination to Purchaser and Seller, together with a new Adjustment Certificate setting forth the original Adjustment Amount or, if necessary, a revised Adjustment Amount based upon such determination, whereupon the confirmed or revised Adjustment Amount shall be binding on the parties hereto. The Supplemental Closing shall then take place five (5) Business Days following the delivery of such written determination to Purchaser and Seller, or on such other date as may be mutually agreed upon in writing by Purchaser and Seller.

          (g) The parties hereto agree to cooperate with each other and each other's authorized representatives and with the Final Arbiter in order that any and all matters in dispute shall be resolved as soon as practicable and that final determination of the Adjustment Amount shall be made.

          (h) At the Supplemental Closing, any positive Adjustment Amount shall be paid by Purchaser to Seller, and any negative Adjustment Amount shall be paid by Seller to Purchaser, in cash by wire transfer of immediately available funds to an account of the party entitled to payment of same designated in writing by such party to the other party prior to the Supplemental Closing.

          (i) All fees and expenses incurred in connection with the determination of the Purchase Price shall be borne by the party or parties that incurred such fees and expenses, except that the fees and expenses hereunder of the Final Arbiter shall be paid one-half by Purchaser and one-half by Seller.

          2.4 Post Closing Adjustment of Changes In Pension Liability.

          (a) Seller shall cause Seller's actuaries to prepare a Closing Date statement of pension assets and liabilities (the "Closing Date Pension Statement"). There shall be reflected on the Closing Date Pension Statement the value of the assets spun off or to be spun off from the WPS Pension Plans to the Company Pension Plan (as such terms are defined in the Human Resources Agreement, a copy of which is attached hereto as Exhibit B) and any contributions made or agreed to be made by WPS to the Company Pension Plan, all valued as of the Closing Date (so that assets transferred prior to the Closing Date will reflect expenses and gains or losses to the Closing Date) and the pension liabilities of the Company Pension Plan determined as of the Closing Date on an accumulated benefit obligation basis utilizing the assumptions, described in Section 2.4(a) of the Company Disclosure Schedule, utilized by WPS in determining its December 31, 1996 FAS 87 liability for the WPS Pension Plans. For purposes of the Closing Date Pension Statement, the assets of the Company Pension Plan shall include any amounts transferred from the WPS Pension Plans after the Closing Date under Section 6.2(d) of Exhibit B, excluding any such amounts that represent interest credited under Section 6.2(e) of Exhibit B in respect of periods after the Closing Date.

          (b) No later than 120 days after the Closing Date, Seller shall deliver to the Purchaser the Closing Date Pension Statement together with a certificate of WPS' chief accounting officer (the "Pension Adjustment Certificate") setting forth the positive or negative difference between the pension assets and liabilities reflected on the Closing Date Pension Statement and a net unfunded pension obligation as of December 31, 1996 equal, in the aggregate, to $2.2 million (the "Pension Adjustment") (e.g., if the net unfunded obligation on the Closing Date is $1 million, there would be a positive Pension Adjustment of $1.2 million).

          (c) Purchaser shall have a period of fifteen (15) Business Days after the delivery by WPS of the Closing Date Pension Statement and the Pension Adjustment Certificate, to present in writing to Seller any objections to the calculations in the Pension Adjustment Certificate, which objections shall be set forth in reasonable detail. If no such objections are raised within such fifteen (15) Business Day period, the Pension Adjustment Certificate shall be deemed to be accepted and approved by Purchaser and a second supplemental closing (the "Second Supplemental Closing") shall be held on the fifth (5th) Business Day following the expiration of such fifteen (15) Business Day period, or on such other date as may be mutually agreed upon in writing by Purchaser and Seller.

          (d) If Purchaser shall raise any objections within the aforesaid fifteen (15) Business Day period to the Pension Adjustment Certificate, WPS and Purchaser together shall attempt to resolve the matter or matters in dispute and if resolved the parties shall prepare a new Pension Adjustment Certificate setting forth the original Pension Adjustment or a revised Pension Adjustment based upon such resolution whereupon the confirmed or revised Pension Adjustment shall be final and binding on the parties hereto. The Second Supplemental Closing shall then take place five (5) Business Days following the preparation by the parties of such new Pension Adjustment Certificate or on such other date as may be mutually agreed upon in writing by Purchaser and WPS.

          (e) If any such dispute cannot be resolved by Purchaser and Seller within twenty (20) Business Days after delivery by Purchaser of its objections to the calculation of the Pension Adjustment in accordance with this Section 2.4, then the specific matters in dispute shall be submitted to an actuarial firm mutually agreed upon by

Purchaser and Seller (the "Pension Arbiter"), which firm shall make a final and binding determination as to such matter or matters. The Pension Arbiter shall send its written determination to Purchaser and Seller together with a new Pension Adjustment Certificate setting forth the original Pension Adjustment or if necessary a revised Pension Adjustment based upon such determination, whereupon the confirmed or revised Pension Adjustment shall be binding on the parties hereto. The Second Supplemental Closing shall then take place five (5) Business Days following the delivery of such written determination to Purchaser and Seller or on such other date as mutually agreed upon in writing by Purchaser and Seller.

          (f) The parties hereto agree to cooperate with each other and each other's authorized representatives and with the Pension Arbiter in order that any and all matters and disputes under this Section 2.4 shall be resolved as soon as practicable and that the final determination of the Pension Adjustment shall be made.

          (g) At the Second Supplemental Closing, any positive Pension Adjustment (an increase in the net pension assets (assets less liabilities) at the Closing Date versus an unfunded obligation of $2.2 million) shall be paid by Purchaser to Seller in cash and any negative Pension Adjustment (a decrease in the net pension assets (assets less liabilities) at the Closing Date versus an unfunded obligation of $2.2 million) shall be paid by Seller to Purchaser in cash. Any payments to be made in cash shall be made by wire transfer, of immediately available funds to an account of the party entitled to payment of same designated in writing by such party to the other party prior to the Second Supplemental Closing.

          (h) All fees and expenses incurred in connection with the determination of the Pension Adjustment shall be borne by the party or parties that incur such fees and expenses, except that the fees and expenses hereunder of the Pension Arbiter shall be paid one-half by Purchaser and one-half by Seller.

          2.5 Purchase of Cotton Inventory. On the Closing Date, Seller shall conduct, and Purchaser shall have a right to participate in, a physical inventory count of the unopened bales of cotton owned by WPS located at the Clinton, North Carolina facility of the Company. Upon completion of such physical inventory count, Seller shall deliver to Purchaser a statement setting forth the inventory count and the aggregate purchase price thereof, based upon WPS's actual costs (the "Cotton Inventory Amount"), along with appropriate back-up documentation. Within three
(3) Business Days after the delivery of such statement, Purchaser shall pay to WPS, by wire transfer to an account designated by Seller, as the full and complete purchase price for such cotton inventory, the Cotton Inventory Amount and WPS shall execute appropriate documentation evidencing the transfer of the cotton inventory to Purchaser.

                                  ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF
                          WPS AND SELLER AS TO SHARES

          3.1 Ownership and Transfer of Shares. WPS and Seller jointly and severally represent and warrant to Purchaser that Seller is the record and beneficial owner of the Shares, free and clear of any Liens except as set forth in Section 3.1 of the Company Disclosure Schedule (and except for any Liens in favor of Purchaser under this Agreement). Upon transfer of the Shares to Purchaser at the Closing, Purchaser will receive valid title to the Shares, free and clear of any Liens.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                         OF WPS, SELLER AND THE COMPANY

          Each of WPS, Seller and the Company jointly and severally represents and warrants to Purchaser as follows:

          4.1 Organization and Good Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify or be in good standing would not be material.

          4.2 Authorization of Agreement. It has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by it in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Company Documents"), and to perform its obligations hereunder and thereunder. The execution, delivery and performance by it of this Agreement and the Company Documents to which it is a party have been duly authorized by all necessary corporate action on its part. This Agreement has been, and at or prior to the Closing each Company Document to which it is a party will be, duly and validly executed and delivered by it and (assuming the due authorization, execution and delivery by Purchaser), this Agreement constitutes, and each Company Document to which it is a party when so executed and delivered will constitute, legal, valid and binding obligations of it enforceable against it in accordance with their respective terms.

          4.3 Subsidiaries.

          (a) Section 4.3(a) of the Company Disclosure Schedule sets forth the name of each Subsidiary and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated, each class and number of shares of its authorized capital stock, the number of shares of each such class issued and outstanding.

          (b) Each Subsidiary is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Subsidiary is duly qualified or authorized to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify or be in good standing would not be material.

          (c) Except as set forth in Section 4.3(c) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries (i) owns beneficially or of record, or has any agreement to acquire, any shares of capital stock or any other security of any other Person or (ii) has any other direct or indirect equity investment in any other Person.

          (d) The outstanding shares of capital stock of each Subsidiary were duly authorized for issuance and are validly issued, fully paid and non-assessable and the Company is the record and beneficial owner of all such outstanding shares of each Subsidiary, free and clear of any Liens except as set forth in Section 4.3(d) of the Company Disclosure Schedule (and except for any Liens in favor of Purchaser under this Agreement). Upon transfer of the Shares to Purchaser at the Closing, the Company shall be the record and beneficial owner of all such outstanding shares of each Subsidiary, free and clear of any Liens.

          (e) There are no agreements, arrangements or understandings with respect to the voting, sale, issuance or transfer of shares of the capital stock or other equity security of any Subsidiary to which the Company or any Subsidiary (or WPS or any of its other Affiliates) is a party, other than as set forth in Section 4.3(e) of the Company Disclosure Schedule.

          4.4 Capitalization.

          (a) The authorized, issued and outstanding capital stock of the Company consists of the Shares, which Shares shall be delivered to Seller at the Closing free and clear of all Liens. All of the Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable.

          (b) There are no outstanding options or rights of any kind to which the Company or any Subsidiary (or WPS or any of its other Affiliates) is a party to acquire any shares of any class of securities or any securities convertible into any shares of any class of securities of the Company or any of the Subsidiaries, nor are there any obligations of the Company or any Subsidiary to issue any such options, rights or securities.

          4.5 Corporate Records.

          (a) The copies of the certificate of incorporation, by-laws and books of account of the Company and each of the Subsidiaries, all of which have previously been delivered or otherwise made available to Purchaser, are complete and correct as of the date of this Agreement.

          (b) The minute books of the Company and each Subsidiary, all of which have previously been made available to Purchaser contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and boards of directors and committees of the boards of directors of the Company and its Subsidiaries.

          (c) At the Closing, all of the books and records referred to in this
Section 4.5 will be in the possession of the Company and its Subsidiaries.

          4.6 Consents of Third Parties; Non-Contravention.

          (a) No consent, waiver, approval or authorization of, or material declaration or filing with, or notification to, any Governmental Body or other Person (collectively, "Consents") that has not been previously obtained, made or filed is required on the part of WPS, Seller or the Company or any of its Subsidiaries in connection with the execution, delivery and performance by WPS, Seller or the Company of this Agreement or any Company Document to which it is a party, except (i) for compliance with the applicable requirements of the HSR Act; (ii) other non-material contractual assignments; or (iii) as set forth in
Section 4.6(a) of the Company Disclosure Schedule.

          (b) Except as set forth in Section 4.6(b) of the Company Disclosure Schedule, the execution, delivery and performance by WPS, Seller or the Company of this Agreement and each Company Document to which any of them is a party, and the consummation by any of them of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of their respective certificate of incorporation or by-laws, or the certificates of incorporation or by-laws of any Subsidiary, each as currently in effect; (ii) subject to obtaining the Consents referred to in Section 4.6(a) hereof, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration of any right or obligation of WPS, Seller, the Company or any Subsidiary under, any material lease, agreement, commitment or other instrument to which WPS, Seller, the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is bound (except for the Excluded Assets); (iii) assuming compliance with the matters set forth in Section 4.6(a) hereof, violate, or result in a breach of or constitute a default under, any Law applicable to WPS, Seller, the Company or any Subsidiary; or
(iv) result in the creation of any Lien upon the properties or assets of the Company or any Subsidiary (except for the Excluded Assets).

          4.7 Financial Statements. The Company has heretofore provided to Purchaser the following financial statements:

          (a) audited consolidated balance sheets of WPS and its consolidated subsidiaries, including the notes thereto, at December 31, 1995 and 1996, respectively, and consolidated statements of income and cash flows of WPS and its consolidated subsidiaries for the years ended December 31, 1994, 1995, and 1996, respectively, accompanied by the reports of Seller's Auditors (collectively, the "WPS Financial Statements"), which WPS Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of WPS and its consolidated subsidiaries as at the dates and for the periods indicated therein;

          (b) audited consolidated balance sheets, including the notes thereto, of the Company and its Subsidiaries at December 31, 1995 and 1996, respectively, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the years ended December 31, 1994, 1995 and 1996, respectively, accompanied by the reports of Seller's Auditors (collectively, the "Company Financial Statements"), which Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with the WPS Financial Statements (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated therein;

          (c) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 1997 and consolidated statements of income and cash flows of the Company and its Subsidiaries for the five months then ended (the "Company Interim Financial Statements"), which Company Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with the

Company Financial Statements (subject to normal recurring year-end adjustments and the absence of notes that, if presented, would not differ materially from those included in the Company Financial Statements), and present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as at the date and for the period indicated therein;

          (d) (i) an unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries at December 31, 1996 (the "December 31, 1996 Balance Sheet"), (ii) an unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries at May 31, 1997 and (iii) an unaudited pro forma statement of working capital of the Company and its Subsidiaries at December 31, 1996 (the "Pre-Closing Date Statement of Working Capital"), each adjusted to reflect the exclusion of the Excluded Assets) and each of which are true, correct and complete in all material respects; and

          (e) The Pre-Closing Date Statement of Working Capital, a copy of which is attached hereto as Exhibit A-1, has been prepared by WPS based on the December 31, 1996 Balance Sheet and in accordance with the accounting principles described in Exhibit A-2 hereto.

          4.8 No Undisclosed Liabilities. As of the date of this Agreement, none of the Company or its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the balance sheet of the Company and its Subsidiaries included in the Company Interim Financial Statements, except as set forth therein and except for liabilities and obligations incurred in the ordinary course of business since May 31, 1997.

          4.9 Absence of Certain Changes. Except as set forth in Section 4.9 of the Company Disclosure Schedule and except for the Permitted Transactions, the Company and its Subsidiaries have conducted the Business only in the ordinary course from December 31, 1996 to and including the date of this Agreement and there has not been since December 31, 1996 and on or prior to the date of this
Agreement:

          (a) any change in the Company's or any Subsidiary's authorized or issued capital stock; any grant of any stock option or right to purchase shares of capital stock of the Company or any Subsidiary; any issuance of any security convertible into such capital stock; any grant of any registration rights; any purchase, redemption, retirement or other acquisition by the Company or any Subsidiary or any shares of any such capital stock;

          (b) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary (other than any dividend or other distribution in cash);

          (c) any incurrence, assumption or guaranty by the Company or any Subsidiary of any indebtedness for borrowed money other than (A) in the ordinary course of business consistent with past practice, (B) borrowings under existing lines of credit in the ordinary course of business, or (C) guarantees by the Company or any Subsidiary of indebtedness of the Company or any Subsidiary;

          (d) other than in the ordinary course of business consistent with past practice, (i) any increase above normal and usual merit or cost-of-living increases in the compensation payable or to become payable by the Company or any Subsidiary to any of its respective directors, officers or employees or
(ii) any increase in the coverage or benefits available under, or any adoption of, any severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors, officers or employees of the Company or any Subsidiary;

          (e) any creation or assumption by the Company or any Subsidiary of any Lien (other than Liens set forth in any section of the Company Disclosure Schedule and Permitted Encumbrances) on any of the properties or assets (whether tangible or intangible) of the Company or any Subsidiary;

          (f) any making of any loan or advance to any Person (other than in the ordinary course of business consistent with past practice and other than to wholly owned Subsidiaries of the Company);

          (g) any damage, destruction or other casualty or loss (whether or not covered by insurance) affecting the Business or assets of the Company or any Subsidiary which has had or would have a Material Adverse Effect;

          (h) any termination of or receipt of notice of termination of any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement;

          (i) any sale (other than sales of inventory in the ordinary course of business and other than the Permitted Transactions), lease or other material disposition of any asset or property of the Company or any Subsidiary;

          (j) any material change in the accounting methods used by the Company or any Subsidiary; or

          (k) any commitment or agreement to do any of the foregoing, except as otherwise permitted by this Agreement.


          4.10 Taxes.

          (a) Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, (i) all material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been timely filed in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true and complete in all material respects, (ii) all amounts shown on such Tax Returns (including interest and penalties) as due from the Company and its Subsidiaries have been fully and timely paid, (iii) no waivers of statutes of limitation have been given or requested with respect to the Company and its Subsidiaries in connection with any Tax Returns covering the Company and its Subsidiaries with respect to any Taxes payable by it, and (iv) the Company and its Subsidiaries have or have caused to be duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

          (b) The United States federal income Tax Returns filed by or on behalf of the Company and its Subsidiaries for the taxable years ended on the respective dates set forth in Section 4.10(b) of the Company Disclosure Schedule have been examined by the Internal Revenue Service or the statute of limitations with respect to such returns has expired.

          (c) Section 4.10(c) of the Company Disclosure Schedule lists each jurisdiction in which the Company and each Subsidiary file all income and other material Tax Returns for each period or portion thereof ending on or before the Closing Date. No claim is outstanding against the Company or any Subsidiary by any taxing authority in a jurisdiction where the Company or any Subsidiary does not file any such Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (d) Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, all material deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other taxing authority of the Tax Returns of or covering or including the Company and its Subsidiaries have been fully paid or duly provided for in the Company Financial Statements, and there are no other audits or investigations by any taxing authority in progress.

          (e) Seller is not a foreign person within the meaning of Section 1445 of the Code.

          (f) Except as set forth in Section 4.10(f) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any agreement providing for the allocation or sharing of Taxes.

          (g) Neither the Company nor any Subsidiary nor any corporation to which the Company or any Subsidiary is a successor, directly or indirectly, by merger or otherwise (i) has been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) other than the group in which WPS (or any predecessor thereof) has been the common parent or (ii) has filed or been included in a combined, consolidated or unitary income tax return other than with WPS (or any predecessor thereof) or a member of WPS' affiliated group (or any predecessor of any such member).

          4.11 Intangible Property. The Company has delivered or otherwise made available to Purchaser a complete and accurate list of all of its patents, patent applications, trademarks, trade names, copyrights, service marks and applications for trademarks and for service marks, such list as set forth in
Section 4.11(a) of the Company Disclosure Schedule. Except as set forth in
Section 4.11(b) of the Company Disclosure Schedule, the Company, directly or indirectly through its Subsidiaries, owns or possesses adequate licenses or other rights to use all intellectual property and other proprietary rights used in the Business as presently conducted. The parties hereto agree that, except as set forth in Section 4.11(c) of the Company Disclosure Schedule, Purchaser does not have and none of Purchaser, the Company or its Subsidiaries shall have subsequent to the Closing the right to use any patent, trademark, trade name, copyright or symbol owned by WPS or any Affiliate of WPS, other than the trademarks, trade names, copyrights and symbols owned by the Company and the Subsidiaries. Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, (a) there is no pending assertion or claim challenging the validity of the Company's or any Subsidiary's material patents, trademarks, trade names, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other material proprietary rights and information used or held for use in connection with the Business as presently conducted (the "Intellectual Property Assets"), (b) the Company has not received any written notice that the conduct of the Business conflicts in any way with any patent, trademark, trade name, copyright, service mark or trade secret of any third party and (c) to the knowledge of WPS, Seller and the Company there are no infringements of any proprietary rights owned or licensed by or to the Company or any Subsidiary.

          4.12 Material Contracts.

          (a) The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound that are in effect on the date of this Agreement and are material to the Business, including, without limitation:
(i) employment, consulting (in which a Person is acting as a consultant to the Company or any of its Subsidiaries), non-competition, severance, golden parachute or indemnification contracts involving employees of the Company or any of its Subsidiaries; (ii) license agreements; (iii) partnership or joint venture agreements; (iv) leases of Company Property relating to the Business and all assignments relating thereto; (v) contracts or agreements with any Governmental Body; (vi) other contracts and agreements; and
(vii) commitments and agreements to enter into any of the foregoing (collectively, and together with any such contracts entered into in accordance with Section 6.2 hereof, the "Contracts"). Section 4.12(a) of the Company Disclosure Schedule sets forth a list of the Contracts.

          (b) Except as set forth in Section 4.12(b) of the Company Disclosure
Schedule:

              (i) each of the Contracts is valid and enforceable against the Company or the applicable Subsidiary in accordance with its terms;

              (ii) there is no material default under any Contract either by the Company or any Subsidiary or, to the Knowledge of WPS, Seller and the Company, by any other party thereto. The Company or such Subsidiary is in full compliance in all material respects with the terms and conditions of each Contract, and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a material default thereunder by the Company or any Subsidiary or, to the Knowledge of WPS, Seller and the Company, any other party;

              (iii) no party to any such Contract has given notice to the Company of, or made, a claim against the Company with respect to any material breach or default thereunder; and

               (iv) the Contracts relating to the sale, design, manufacture or provision of products or services by the Company or any Subsidiary have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

          4.13 Employee Benefits.

          (a) Section 4.13(a) of the Company Disclosure Schedule refers to a preliminary list of all the employees of the Company, including employees on vacation, sickness and short-term and long-term disability leave heretofore provided by Seller to Purchaser. Within five (5) business days prior to the Closing Date, Seller shall deliver to Purchaser (i) a final list of such employees (the "Transferred Employees"); (ii) a list of all "employee benefit plans," as defined in Section 3(3) of ERISA, which are maintained or contributed to by the Company for the benefit of the Transferred Employees (the "Company Employee Benefit Plans"); and (iii) all material employment agreements, and all material bonus and other incentive compensation, deferred compensation, disability, severance, stock award, stock option or stock purchase agreements, collective bargaining agreements, workers' compensation, and other material policies and arrangements with respect to the employment and termination of employment of the Transferred Employees (the "Company Employee Arrangements").

          (b) With respect to each Company Employee Benefit Plan and Company Employee Arrangement, to the extent applicable, a complete and correct copy of each of the following documents has been provided or made available to
Purchaser: (i) the most recent plan document or agreement, and all amendments thereto and all related trust documents; (ii) the most recent summary plan description, and all related summaries of material modifications; (iii) the most recent annual actuarial valuation report; (iv) the last three filed Form 5500 series, including applicable schedules; (v) the last three filed Forms PBGC-1; (vi) the most recent auditor's report; (vii) copies of any private letter rulings, requests and applications for determination and determination letters issued within the past five years; and (viii) the most recent annual and periodic accounting of related plan assets.

          (c) None of the Company Employee Benefit Plans is subject to Section 4063, 4064 or 4202 of ERISA. Neither Seller, WPS, the Company, nor any entity required to be aggregated with the Seller, WPS or the Company under Section 414(b), (c), (m) or (o) of the Code has incurred any liability under Sections 4063, 4064 or 4202 of ERISA for which Purchaser, the Company or any of their Affiliates may become liable.

          (d) With respect to each Company Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, there does not exist any accumulated funding deficiency within the meaning of
Section 412 of the Code or Section 302 of ERISA, whether or not waived.

          (e) All contributions required to have been made by WPS, Seller or the Company under any Company Employee Benefit Plan or Company Employee Arrangement have been made by the due date thereof (including any valid extensions), except where any failure to contribute would not, individually or in the aggregate, have a Material Adverse Effect.

          (f) To the Knowledge of WPS and Seller, the Company Employee Benefit Plans and Company Employee Arrangements have been maintained, in all material respects, in accordance with their terms and applicable provisions of ERISA and the Code.

          (g) With respect to each Company Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), either the Internal Revenue Service has issued a favorable determination letter that has not been revoked, or an application for a favorable determination letter was or will be timely submitted to the Internal Revenue Service for which no final action has been taken by the Internal Revenue Service, and, to the Knowledge of WPS, Seller and the Company, there are no existing circumstances or any events, including any form or operational plan qualification defects, that have occurred that could adversely affect the qualified status of any Qualified Plan or its related trust.

          (h) Neither Seller, WPS, the Company, nor any entity required to be aggregated with the Seller, WPS, or the Company under Section 414(b), (c), (m) or (o) of the Code currently is a party to any multiemployer plan as defined in
Section 4001(a)(3) of ERISA, and neither Seller, WPS or the Company nor any of such other entities (i) currently has any liability to make any withdrawal liability payment to any multiemployer plan; (ii) will incur any such liability for which the Company or Purchaser or any of their affiliates may become liable; (iii) are delinquent in making any contributions required to be paid to any multiemployer plan; or (iv) are involved in any pending dispute with any multiemployer plan.

          (i) To the Knowledge of WPS, Seller and the Company, neither Seller, its affiliates, nor any administrator or fiduciary of any Company Employee Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject Purchaser or the Company to any liability for a breach of any fiduciary or co-fiduciary duty under ERISA. No party in interest (as defined in ERISA) or disqualified person (as defined in the Code) of any Company Employee Benefit Plan has engaged in any prohibited transaction (within the meaning of ERISA
Section 406 or Code Section 4975) that could subject the Purchaser or the Company to any liability under such provisions.

          (j) Neither Seller, WPS, the Company, nor any entity required to be aggregated with Seller, WPS or the Company under Section 414(b), (c), (m) or
(o) of the Code has incurred any liability under Section 4062 of ERISA for which Purchaser, the Company or any of their Affiliates may become liable.

          (k) No condition exists which would constitute grounds of involuntary termination for any of the Company Employee Benefit Plans under Section 4042 of ERISA, and there have been no reportable events as defined in Section 4043(b) of ERISA (other than events for which the thirty-day notice period has been waived by the Pension Benefit Guaranty Corporation (the "PBGC")) with respect to any of the Company Employee Benefit Plans.

          (l) No proceeding or other action has been initiated by the PBGC to terminate any of the Company Employee Benefit Plans, no notice has been received of any intention by the PBGC to commence or seek commencement of any such proceeding or actions, and, other than as described in Section 4.13(l) of the Company Disclosure Schedule, no agreement or understanding has been entered into between the PBGC and the Seller, WPS, or the Company regarding any of the Company Employee Benefit Plans that would result in any liability to the Purchaser or the Company on or after the Closing Date or adversely affect in any way the Company Pension Plan (as defined in Section 6.2 of the Human Resources Agreement).

          (m) Neither of the WPS Pension Plans nor the Savings Plan (as defined in Sections 6.1 and 6.2 of the Human Resources Agreement), nor any trust which serves as a funding medium for the WPS Pension Plans or the Savings

Plan, is currently under examination by or involved in any action pending before the IRS (including, but not limited to, the IRS Closing Agreement Program or Voluntary Compliance Resolution Program), the Department of Labor, the PBGC, or any court, other than any applications for determinations pending before the IRS.

          (n) No claims are currently pending against any of the Company Employee Benefit Plans and Company Employee Arrangements (except those submitted in the ordinary course of administration of such plan or arrangement).

          (o) As of the Closing Date, the Company has no post employment obligations (other than pensions) with respect to any Transferred Employee, except for any liability attributable to the postretirement welfare benefits specified in Footnote 4 to the letter dated June 25, 1997 from Paul A. Gewirtz, FSA to Mr. Morgan M. Schuessler as more particularly described in Section 4.13(o) of the Company Disclosure Statement, and the present value (based on actuarial assumptions and methods determined by Purchaser's actuary to be reasonable) of such liability determined in accordance with FAS 106 will not exceed $100,000 as of the Closing Date.

          (p) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by the Company to any Transferred Employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) entitle any Transferred Employee or other person to severance pay or other compensation or benefit entitlements by reason of any Transferred Employee's or other person's deemed termination of employment as a result of the transaction contemplated hereby (except as provided in Section 3.1 of the Human Resources Agreement), or
(iii) accelerate the time of payment for vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any of the Company Employee Benefit Plans or Company Employee Arrangements (including vacation and sick pay) that would constitute an obligation of the Company.

          4.14 Labor. Since December 31, 1991, neither the Company nor any Subsidiary has been or is a party to any collective bargaining or other labor agreement. Since December 31, 1993, there has not been, there is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process; or (b) any application for certification of a collective bargaining agent. The Company and each Subsidiary have complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Neither the Company nor any Subsidiary is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

          4.15 Litigation. Except as set forth in Section 4.15 of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of WPS, Seller or the Company, threatened (a) against WPS, Seller, the Company or any Subsidiary that question any action taken or to be taken by WPS, Seller, the Company or any Subsidiary in connection with the consummation of the transactions contemplated hereby or by any Company Document or (b) against or affecting the Company or any Subsidiary or the Business, at law or in equity. Except as set forth in Section 4.15 of the Company Disclosure Schedule, none of the Company or any of the Subsidiaries is subject to any outstanding Order applicable to the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any Subsidiary.

          4.16 Compliance with Laws. Except as set forth in Section 4.16 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with all Laws applicable to the Company or any of its Subsidiaries, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect.

          4.17 Environmental Matters. Except as disclosed in Section 4.17 of the Company Disclosure Schedule, to the Knowledge of WPS, Seller or the
Company:

          (a) the operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws and with the terms of all Environmental Permits, excluding instances of non-compliance that cannot reasonably be expected to result in a Significant Adverse Consequence;

          (b) the Company and its Subsidiaries have all necessary or required Environmental Permits, except where failure to have such Environmental Permits could not reasonably be expected to result in a Significant Adverse Consequence;

          (c) there are no past, pending or, threatened Environmental Claims against the Company or any of its Subsidiaries, nor is there a basis for any Environmental Claim against the Company or any of its Subsidiaries, excluding Environmental Claims that cannot reasonably be expected to result in a Significant Adverse Consequence;

          (d) neither the Company nor its Subsidiaries are subject to any outstanding agreements, decrees, consent orders, or judgments respecting the environment or any Environmental Law that could reasonably be expected to result in a Significant Adverse Consequence; and

          (e) no actions, suits, claims or other proceedings are pending, threatened or alleged, against the Company or any of its Subsidiaries either regarding the disposal, discharge or release of Hazardous Materials by the Company or its Subsidiaries, alleging a violation or noncompliance with or seeking to impose liability under any Environmental Law, which, if adversely determined, could reasonably be expected to result in a Significant Adverse Consequence.

          Neither the Company nor its Subsidiaries have received any notice under any applicable Environmental Laws that any of them is a potentially responsible party for the costs of investigating or remediating contamination which could reasonably be expected to result in a Significant Adverse Consequence and, to the Knowledge of WPS, Seller and the Company, neither the Company nor any of its Subsidiaries have arranged for the disposal of Hazardous Materials at any property that is listed on the National Priorities List, the CERCLIS or any other list of a Governmental Body that identifies sites for investigation and/or remediation due to the presence of Hazardous Materials, which could reasonably be expected to result in a Significant Adverse Consequence.

          As used in this Section 4.17, the term "Significant Adverse Consequence" means (i) any criminal enforcement action brought against the Company, (ii) any administrative or civil action reasonably likely to result in penalties in excess of $25,000 for a single violation or group of violations relating to the same transaction or event, (iii) any other liability or expense actually incurred by the Company (e.g., investigation actually incurred by the Company, remediation, removal, and/or other cleanup costs) in excess of a total of $25,000 in the aggregate for a single claim or group of claims relating to the same transaction, or that materially impairs the ability of the Company and its Subsidiaries to operate any of the Plants.

          4.18 Real Property.

          (a) Section 4.18(a) of the Company Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property owned in fee by the Company and its Subsidiaries (individually, an "Owned Property" and collectively, the "Owned Properties") and (ii) all real property and interests in real property leased by the Company and its Subsidiaries (individually, a "Real Property Lease" and the real properties specified in such leases, together with the Owned Properties, being referred to herein as "Company Property") as lessee or lessor. The Company and its Subsidiaries have good and marketable fee title to all Owned Property, free and clear of all Liens except
(A) Liens set forth in Section 4.18(a) of the Company Disclosure Schedule and
(B) Permitted Encumbrances. Except as set forth in Section 4.18(a) of the Company Disclosure Schedule (i) the Company Property constitutes all interests in real property presently used or currently held for use in the Business and which are necessary for the conduct of the Business as presently conducted, and
(ii) the Company and its Subsidiaries have a valid and enforceable leasehold interest under each of the Real Property Leases, and none of WPS, Seller, the Company nor any Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases. All of the Company Property and the buildings, fixtures and improvements thereon owned or leased by the Company and its Subsidiaries are suitable for the uses they are currently put to with respect to the Business. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

          (b) The Company and its Subsidiaries have all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company and its Subsidiaries have fully complied with all material conditions of the Permits applicable to them. No default or violation, or event which, with the lapse of time or giving of notice or both, would become a default or violation, has occurred in the due observance of any Permit.

          (c) There do not exist any actual or, to the Knowledge of WPS, Seller and the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of Seller, WPS, the Company or any Subsidiary has received any written notice of the intention of any Governmental Body or other Person to take or use all or any part thereof.

          (d) Neither the Company nor any Subsidiary owns or holds, or is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein, except as provided in this Agreement.

          4.19 Title to Assets. Except as set forth in Section 4.19 of the Company Disclosure Schedule, the Company or its Subsidiaries own outright and have good and valid title to all of the property and assets included in the Business, free and clear of any Liens, except for (i) immaterial assets and properties; (ii) assets and properties disposed of or subject to purchase or sales orders in the ordinary course of business; and (iii) Liens set forth in
Section 4.19 of the Company Disclosure Schedule (which shall be released at the Closing) and Permitted Encumbrances; provided, however, that the representation and warranty contained in this Section 4.19 does not apply to the Excluded Assets and does not include or relate to the Real Property, which is addressed by the representations and warranties contained in Section 4.18.

          4.20 Brokers, Etc. No Person has acted directly or indirectly as a broker, finder or financial advisor for WPS, Seller or the Company in connection with the transactions contemplated by this Agreement, except that Goldman, Sachs & Co. and Lazard Freres & Co. LLC (together, "Seller's Advisors") each have acted as financial advisors to WPS and Seller, and no Person other than Seller's Advisors are entitled to any fees or commissions or like payments in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of WPS, Seller or the Company.

          4.21 No Material Adverse Change. Since December 31, 1996 there has not been any Material Adverse Change, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants as follows:

          5.1 Organization and Good Standing. Purchaser is a corporation validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.

          5.2 Authorization of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Purchaser Documents"), and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and the Purchaser Documents have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and at or prior to the Closing each Purchaser Document will be, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser.

          5.3 Consents of Third Parties; Non-Contravention.

          (a) No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body that has not been previously obtained, made or filed is required on the part of Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement or the Purchaser Documents, or the consummation by Purchaser of the transactions contemplated hereby or thereby except (i) for compliance with the applicable requirements of the HSR Act; and (ii) as set forth in Section 5.3(a) of the Purchaser Disclosure Schedule and (iii) where the failure to obtain such consent, waiver, approval or authorization would not materially impair or delay the ability of Purchaser to perform its obligations hereunder.

          (b) Except as set forth in Section 5.3(b) of the Purchaser Disclosure Schedule, the execution, delivery and performance by Purchaser of this Agreement and each of the Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation or by-laws (or comparable organizational documents) of Purchaser, each as currently in effect; (ii) subject to obtaining the consents referred to in Section 5.3(a) above, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration of any right or obligation of Purchaser under, any lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser or any of its properties is bound, except where such conflict, breach or default would not materially impair or delay the ability of Purchaser to perform its obligations hereunder; or (iii) assuming compliance with the matters set forth in Section 5.3(a) hereof, violate, or result in a breach of or constitute a default under, any Law applicable to Purchaser, other than in the cases of clauses (ii) and (iii) above any violation, conflict, breach, termination, default, cancellation or acceleration which, individually or in the aggregate, would not materially impair or delay the ability of Purchaser to consummate the transactions contemplated hereby.

          5.4 Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby or that would impair or delay the ability of Purchaser to consummate the transactions contemplated hereby.

          5.5 Financing. Purchaser has, as of the date hereof, provided to Seller copies of executed commitments between Purchaser and each of The Bear Stearns Companies, Inc., Prudential Securities Credit Corp., SunTrust Bank, Atlanta and Suntrust Capital Markets, Inc. (the "Financing Commitments"), providing for sufficient funds to effect the Closing and all other transactions contemplated by this Agreement.

          5.6 Investment Representation.

          (a) Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the resale or distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof. Purchaser understands and acknowledges that the Shares have not been registered under the Securities Act and cannot be sold, transferred, pledged, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act or an exemption from such registration is available.

          (b) Purchaser possesses such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of its investment hereunder. Purchaser acknowledges that it has conducted its own investigation of the business and affairs of the Company and the Subsidiaries and it has received all the information that it requested from, and has had an opportunity to ask questions of and receive answers from officers and representatives of, Seller, WPS and the Company concerning the Company and the Subsidiaries.

          5.7 Investment Company Act. Purchaser is not, nor is Purchaser directly or indirectly controlled by any Person that is, an investment company within the meaning of the Investment Company Act of 1940, as amended (an "Investment Company"), and, immediately following the consummation of the transactions contemplated by this Agreement, Purchaser will not be, nor will Purchaser be directly or indirectly controlled by any Person that will be, an Investment Company.

          5.8 Financial Advisors. No Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement except for Bear, Stearns & Co., Inc. and Prudential Securities, Inc. ("Purchaser's Advisor") and no Person other than Purchaser's Advisor is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

          5.9 No Material Adverse Change. Since September 30, 1996, there has not been any material adverse change in the business, results of operations or financial condition of Purchaser, and no event has occurred or circumstance exists that may result in such a material adverse change.

                                   ARTICLE VI
                       FURTHER AGREEMENTS OF THE PARTIES

          6.1 Access to Information; Confidentiality.

          (a) Seller, WPS and the Company agree that, prior to the Closing Date, Purchaser shall be entitled, through its authorized officers, employees and representatives (including, without limitation, its legal counsel and accountants), to make such reasonable investigation of the properties, business and operations of the Company and the Subsidiaries and such examination of the books, records and financial condition of the Company and the Subsidiaries as it reasonably requests, and to make extracts and copies to the extent necessary of such books and records; provided, however, that (i) the Company shall not be obligated to provide Purchaser with any information that may be prohibited by Law or contractual obligation from being so provided and (ii) all requests for information, to visit facilities or to interview officers or employees of the Company shall be directed to and coordinated with Goldman Sachs & Co. and shall take place during regular business hours and upon reasonable advance notice.

          (b) All information (whether in written, oral or other form and whether or not displaying proprietary or restrictive markings) furnished (whether before or after the date hereof) by the Company or its directors, officers, employees or Affiliates (including, without limitation, Seller, WPS or any of the Subsidiaries) or their respective representatives (including, without limitation, financial advisors (including, without limitation, Seller's Advisors), attorneys and accountants) (collectively, the "Company's Representatives") or agents to Purchaser or Purchaser's directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors (including, without limitation, Purchaser's Advisor), attorneys and accountants) or agents or Purchaser's potential sources of financing for the transactions contemplated hereby (collectively, "Purchaser's Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by Purchaser or Purchaser's Representatives in connection with this Agreement or the transactions contemplated hereby (including, without limitation, in connection with Purchaser's or Purchaser's Representatives' review of the Company and its Subsidiaries) which contain or reflect any such information is hereinafter referred to as the "Information." The term Information shall not, however, include information which (i) is or becomes publicly available, without restriction on use or disclosure, other than as a result of a disclosure by Purchaser or Purchaser's Representatives or (ii) is or becomes available to Purchaser on a nonconfidential basis and without restriction on use or disclosure from a source (other than the Company or the Company's Representatives) which, to the best of Purchaser's knowledge after due inquiry, is not prohibited from using or disclosing such information to Purchaser by a legal, contractual or fiduciary obligation to the Company or any of the Company's Representatives.

          (c) Purchaser and Purchaser's Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with Section 6.1(d) below), without the prior written consent of WPS, directly or indirectly disclose any Information in any manner whatsoever or reproduce any Information, in any form, in whole or in part, and (ii) will not use any Information other than in connection with the consummation of the transactions contemplated hereby; provided, however, that Purchaser may reveal the Information only to those of Purchaser's Representatives who (A) need to know the Information for the purpose of consummating the transactions contemplated hereby, (B) are informed by Purchaser of the confidential nature of and the obligations relating to the Information and (C) agree to comply with the obligations and restric-tions of this Section 6.1(c). Purchaser further agrees that, except as required by applicable Law or legal process and after compliance with paragraph (d) below, neither Purchaser nor any of Purchaser's Representatives will use any Information in any litigation or legislative or regulatory proceeding. Purchaser will cause Purchaser's Representatives to comply with the terms of this Section 6.1, and Purchaser will be responsible for any breach of this
Section 6.1 by any of Purchaser's Representatives.

          (d) If Purchaser or any of Purchaser's Representatives are requested pursuant to, or required by, applicable Law or legal process to disclose any of the Information, Purchaser will notify WPS (Attention: General Counsel) promptly prior to any such disclosure so that a protective order or other appropriate remedy may be sought or, in the sole discretion WPS, compliance with the terms of this Section 6.1 may be waived. In the event that no such protective order or other remedy is obtained, or that compliance with the terms of this Section 6.1 is waived as provided above, Purchaser and Purchaser's Representatives will furnish only that portion of the Information which Purchaser is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

          (e) If this Agreement is terminated prior to the Closing pursuant to
Section 9.1 hereof, Purchaser (i) shall, at WPS's option and written request, promptly destroy or return and cause Purchaser's Representatives to destroy or return to the Company, at Purchaser's expense, all Information (including all copies, if any, thereof), and thereafter the Information shall be subject to the provisions of the Confidentiality Agreement, dated May 28, 1997, between Goldman, Sachs & Co., on behalf of the Company, and Purchaser (the "Confidentiality Agreement") and (ii) shall not use or disclose the Information for any purpose or make the Information available to any other entity or person.

          (f) Purchaser acknowledges and agrees that a remedy at law for any breach, or threatened breach, of the provisions of this Section 6.1 would be inadequate and, accordingly, Purchaser covenants and agrees that Seller shall, in addition to any other rights and remedies that

Seller may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach of such covenant, as may be available from any court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of Seller, concurrently with, prior to, after or in lieu of, the exercise of any other rights or remedies that Seller may have as a result of any such breach or threatened breach.

          6.2 Conduct of the Business Pending the Closing. Except as otherwise contemplated by this Agreement, as set forth in Section 6.2 of the Company Disclosure Schedule and except for the Permitted Transactions, or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, from the date hereof until the Closing Date:

          (a) the Company shall, and shall cause each Subsidiary to:

                    (i) conduct the Business only in the ordinary course consistent with past practice;

                    (ii) use reasonable commercial efforts to (A) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Business and (B) preserve the present relationships with suppliers, customers and other Persons having material business dealings with the Company and the Subsidiaries relating to the Business; and

                    (iii) confer with Purchaser concerning operational matters of a material nature;

          (b) the Company shall not, and shall not cause or permit any Subsidiary to:

                    (i) declare, set aside, make or pay any dividend or other distribution (other than any dividend or distribution in cash) in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or effect any recapitalization, split or like change in the capitalization of the Company or any Subsidiary;

                    (ii) transfer, authorize for issuance, issue, sell or dispose of any shares of capital stock or other securities of the Company or any Subsidiary or grant options or other rights to purchase or otherwise acquire shares of the Company's or any Subsidiary's capital stock or other securities;

                    (iii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary;

                    (iv) incur, assume or guarantee any indebtedness for borrowed money, other than (A) in the ordinary course of its business consistent with past practice, (B) borrowings under existing lines of credit in the ordinary course of business, or (C) guarantees by the Company or any Subsidiary of indebtedness of the Company or any Subsidiary;

                    (v) amend the certificate of incorporation or by-laws of the Company or any Subsidiary;

                    (vi) other than in the ordinary course of business consistent with past practice, (A) increase the compensation payable or to become payable by the Company or any Subsidiary to any of its respective directors, officers or employees; (B) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors, officers or employees of the Company or any Subsidiary; or (C) enter into any employment, deferred compensation, severance, consulting (in which a Person is acting as a consultant to the Company or any of its Subsidiaries), non-competition or similar agreement (or amend any such existing agreement to which the Company or a Subsidiary is a party) involving a director, officer or employee of the Company or a Subsidiary;

                    (vii) subject to any Lien (other than Liens set forth in any section of the Company Disclosure Schedule and other than Permitted Encumbrances) any of the material properties or assets (whether tangible or intangible) of the Company or any Subsidiary, other than the Excluded Assets;

                    (viii) (i) acquire (except for purchases of inventory and supplies in the ordinary course of business) any material properties or material assets or (ii) sell, assign, transfer, convey, lease, license or otherwise dispose of any of the material properties or material assets of the Company or any Subsidiary (except for the transfer of the Excluded Assets);

                    (ix) other than as required by GAAP or by Law, make any material alteration with respect to accounting policies, procedures and practices;

                    (x) enter into any contract or agreement with Seller, WPS or any Affiliate of WPS, other than in the ordinary course of business, consistent with past practice, and on terms that are, in all material respects, no less favorable, in the aggregate, to the Company or any Subsidiary party thereto than could be obtained in arm's-length negotiations with an unaffiliated third party;

                    (xi) other than in the ordinary course of business consistent with past practice, compromise or settle, or enter into any agreement which has the effect of compromising or settling, any material Legal Proceeding listed in (or which, if such Legal Proceeding had been pending or threatened as of the date of this Agreement, would have been required to be listed in) Section 4.15 of the Company Disclosure Schedule;

                    (xii) enter into any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or the Subsidiaries;

                    (xiii) make any loan or advance (other than in the ordinary course of business consistent with past practice) or capital contribution to, or invest in, any Person (other than to or in wholly owned Subsidiaries of the Company);

                    (xiv) amend in any material respect any Contract, other than in the ordinary course of business;

                    (xv) make any new election with respect to Taxes, or make any changes in any current election with respect to Taxes that can reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary;

                    (xvi)  commit or agree to do anything prohibited by this
Section 6.2(b), except as otherwise permitted by this Agreement.

          6.3 Reasonable Commercial Efforts. Each party will cooperate and use its reasonable commercial efforts to fulfill the conditions precedent to the parties' obligations hereunder, including, without limitation, (i) using reasonable commercial efforts to secure as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby (collectively, "Required Consents"), (ii) providing to the other parties such information as may be necessary in connection with obtaining such Required Consents (including, without limitation, updating and/or correcting if specifically requested by Purchaser, information previously provided) or in connection with Purchaser's obtaining financing for the transactions contemplated hereby (including, without limitation, making available reasonably requested financial information concerning the Business), and (iii) making available such officers or other employees of such party as may be necessary or desirable to participate in any regulatory proceedings required to obtain such Required Consents. Each of WPS and Purchaser will promptly file documentary materials required by the HSR Act and promptly file any additional information requested as soon as practicable after receipt of request therefor. Furthermore, each party will cooperate and use its reasonable commercial efforts to obtain for Purchaser the benefits (subject to the obligations set forth therein) under the Real Property Leases, including the New York Lease (as defined inSection 4.18(a) of the Company Disclosure Schedule) and the Equipment Leases (as defined in Section 4.6(a) of the Company Disclosure Schedule).

          6.4 Further Assurances. At any time after the Closing Date, Seller and Purchaser shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other and necessary for it to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

          6.5 Preservation of Records. Purchaser and the Company each shall preserve and keep the Tax and other material records held by it relating to the Business and the Company and the Subsidiaries for a period of five (5) years from the Closing Date or such longer period as may be required by applicable Law and shall make such records and personnel available to WPS or its Affiliates as may be reasonably required by WPS in connection with, among other things, any Legal Proceedings against or governmental investigations of WPS, Seller or any of their Affiliates or in order to enable Seller, WPS or the Company to comply with its obligations under this Agreement. If the Company wishes to destroy such records after that time, the Company shall first give 90 days' prior written notice to WPS and WPS shall have the right, at its option and expense, upon prior written notice given to the Company within that 90-day period, to take possession of the records within 180 days after the date of the initial notice.

          6.6 Publicity. Prior to the Closing, none of the parties or their respective Affiliates shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval, in the cases of Seller, WPS and the Company, of Purchaser, and in Purchaser's case, of WPS, which approval will not be unreasonably withheld or delayed, unless such release or announcement otherwise is required by applicable Law or by the applicable rules of any stock exchange on which WPS, Purchaser or their respective Affiliates list securities. Prior to making any public disclosure at any time prior to the Closing that is required by applicable Law or the rules and regulations of any such stock exchange, the disclosing party or parties shall, to the extent practicable under the circumstances, give the other parties a copy of the proposed disclosure and reasonable opportunity to comment thereon.

          6.7 Notice Regarding Regulatory Proceedings.

          (a) Each party shall notify the other parties hereto of the status of any pending filing with any Governmental Body required pursuant to Section 4.6(a) or 5.3(a) hereof promptly upon (i) receipt of any material notice or other material communication from such Governmental Body relating to, or (ii) upon any material change in the status of, any such filing and at such other times as the other party may reasonably request, such notice to specify in reasonable detail the nature of such communication or change or the status of such filing, as applicable.

          (b) Each party shall notify the other parties hereto promptly upon the receipt of any notice from any Governmental Body to the effect that such Governmental Body has determined that a consent, waiver, approval or authorization that is not listed in Section 4.6(a) of the Company Disclosure Schedule or Section 5.3(a) of the Purchaser Disclosure Schedule, as applicable, is or may be required.

          6.8 Employee Matters. Effective on the Closing Date, WPS, Seller, the Company and Purchaser shall enter into the Human Resources Agreement substantially in the form attached as Exhibit B hereto and incorporated by this reference herein.

          6.9 Financial Advisors.

          (a) The fees and expenses of Seller's Advisors shall be paid by Seller in accordance with Seller's agreements with such advisor.

          (b) The fees and expenses of Purchaser's Advisor shall be paid by Purchaser in accordance with Purchaser's agreement with such advisor.

          6.10 Permitted Transactions. Prior to the Closing, the Company shall transfer and convey (the "Permitted Transactions") (i) to WPS or its designated Affiliate any and all cash or cash equivalents and accounts receivable of the Company and its Subsidiaries in existence up to the time of the Closing (a listing of which shall be provided to Purchaser at the Closing) and (ii) to WPS, its designated Affiliate or a third party the business and assets related to the Whitmire spinning plant including inventory, pre-paid leases and fixed assets, as such fixed assets are set forth on a schedule thereof, a copy of which has been delivered to Purchaser and described in Section 6.10 of the Company Disclosure Schedule (collectively, the "Excluded Assets"). Notwithstanding anything to the contrary in this Agreement, Purchaser expressly understands and agrees that the Excluded Assets will not be included in the Business at the time of consummation of the transactions contemplated by this Agreement, and at no time will Purchaser have any interest or rights of any kind therein.

          6.11 Repayment of Loans. On or as of the Closing, all loans or advances to the Company or any Subsidiary from, or amounts due by the Company or any Subsidiary to, WPS or any of its Affiliates (including

Seller) listed in Section 6.11 of the Company Disclosure Schedule, including, without limitation, any accrued and unpaid interest thereon, shall be repaid in full by the Company or such Subsidiary to the payee thereof. Such amounts shall be repaid out of the proceeds of the Estimated Purchase Price paid by Purchaser to Seller at the Closing.

          6.12 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Purchaser of the occurrence of any event that would or may make the satisfaction of the conditions in Article VII impossible or unlikely to be fulfilled.

          6.13 No Negotiation. Until such time, if any, as this Agreement is terminated in accordance with Article IX, none of Seller, WPS or the Company will, and will cause the Company's Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the business or assets (other than sales of inventory in the ordinary course of business and the Permitted Transactions) of the Company or any of its Subsidiaries, or any of the capital stock of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries.

          6.14 June 30 Company Interim Financial Statements. As soon as reasonably practicable after the date of this Agreement, the Company shall provide an unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 1997 and consolidated statements of income and cash flows of the Company and its Subsidiaries for the six months then ended (the "June 30 Company Interim Financial Statements"), which shall be prepared in accordance with GAAP applied on a consistent basis with the Company Financial Statements (subject to normal recurring year-end adjustments and the absence of notes that, if presented, would not differ materially from those included in the Company Financial Statements), and present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as at the date and for the period indicated therein.

          6.15 Non-Compete. WPS and Seller agree that for a period of five (5) years following the Closing Date, neither WPS nor Seller nor any of their respective Affiliates shall (i) engage in the Business, or (ii) directly or indirectly acquire any company which is substantially engaged in the Business, which is in any market in which the Company conducts Business as the Company's Business is conducted at that time; provided, however, that this provision shall not apply to any transaction in which WPS or Seller is acquired by, or merges with, a third party. Each of Seller and WPS acknowledges and agrees that this Section 6.15 is reasonable in duration and scope and geographic area and is reasonably necessary for the protection of Purchaser's interests under this Agreement. In the event that in any proceeding it is determined that the duration or scope or geographic area of the provisions of this Section 6.15 are unenforceable, the parties intend and agree that the foregoing agreements shall remain in full force and effect to the greatest extent that would not render them unenforceable.

          6.16 Financing. Purchaser shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (i) so that there is in effect, as promptly as practicable but in no event later than September 15, 1997, definitive agreements (collectively the "Financing Agreements") from one or more financial institutions pursuant to which Purchaser shall have received commitments to provide the Financing, and (ii) to satisfy all conditions contained in each of the Financing Commitments and Financing Agreements to be performed by it. Purchaser shall provide to the Seller copies of any such commitment letters and Financing Agreements and shall keep the Seller reasonably informed of the status of the financing process contemplated by the Commitment Letters.


                                  ARTICLE VII
                             CONDITIONS TO CLOSING

          7.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

          (a) the representations and warranties of each of Seller, WPS and the Company to Purchaser contained herein shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

          (b) each of Seller, WPS and the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

          (c) the waiting period under the HSR Act shall have expired or been earlier terminated;

          (d) no Law shall have been enacted, and no Order of any Governmental Body shall be in effect, which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby;

          (e) the consents, waivers, approvals or other authorizations of Governmental Bodies required to have been obtained by Purchaser in connection with the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, shall have been obtained;

          (f) Purchaser shall have received an opinion of counsel to Seller, WPS and the Company, dated the Closing Date, in form and content reasonably acceptable to Purchaser; and

          (g) Purchaser shall have received sufficient funds to effect the Closing and all other transactions contemplated by this Agreement.

          7.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Seller):

          (a) the representations and warranties of Purchaser to Seller and WPS contained herein shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

          (b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

          (c) the waiting period under the HSR Act shall have expired or been earlier terminated;

          (d) no Law shall have been enacted, and no Order of any Governmental Body shall be in effect, which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby;

          (e) all material consents, waivers, approvals or other authorizations of any Governmental Body required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, shall have been obtained;

          (f) no Legal Proceeding shall have been instituted or threatened by any Governmental Body against Seller seeking to restrain or prohibit the consummation by Seller of the transactions contemplated by this Agreement;

          (g) Seller shall have received an opinion of counsel to Purchaser, dated the Closing Date, in form and content reasonably acceptable to Seller;

          (h) the Permitted Transactions shall have been consummated; and

          (i) all amounts owed by the Company and its Subsidiaries to WPS or any of its Affiliates as listed in Section 6.11 of the Company Disclosure Schedule shall have been, contemporaneously with the Closing, repaid from the proceeds of the Purchase Price.

                                  ARTICLE VIII
               CLOSING; DOCUMENTS TO BE DELIVERED AT THE CLOSING

          8.1 Closing Date. The closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at 9:00 a.m. (New York City time) at the offices of Weil, Gotshal & Manges LLP, New York, New York (or at such other time and/or place as Seller and Purchaser may designate in writing) on September 15, 1997 or such earlier date to which the parties shall mutually agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." At the Closing, the parties shall execute and deliver the documents referred to in Sections 8.2 and 8.3 hereof.

          8.2 Documents to Be Delivered by Seller, WPS and/or the Company. At the Closing, Seller, WPS and/or the Company, as applicable, shall deliver, or cause to be delivered, to Purchaser the following:

          (a) stock certificates representing all the Shares, as well as all of the issued and outstanding shares of each Subsidiary, duly endorsed in blank or accompanied by stock transfer powers duly endorsed in blank; and

          (b) a certificate dated the Closing Date executed on behalf of Seller, WPS and the Company by the Chief Executive Officer or Chief Financial Officer of WPS, certifying as to the fulfillment of the conditions specified in Sections 7.1(a) and 7.1(b) hereof applicable to Seller, WPS or the Company, as the case may be.

          8.3 Documents to Be Delivered by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

          (a) the Estimated Purchase Price as provided in Section 2.2 hereof;
and

          (b) a certificate dated the Closing Date executed by the Chief Executive Officer or Chief Financial Officer of Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b) hereof.

          8.4 Documents to be Delivered by the Parties. At the Closing, Seller, WPS, the Company and the Purchaser shall execute and deliver (i) an Interim Services Agreement, dated the Closing Date (the "Interim Services Agreement"), in substantially the form of Exhibit D attached hereto, such Interim Services Agreement to have a term of nine (9) months, and be cancellable in whole or in part at any time by Purchaser on thirty (30) days prior written notice to Seller; (ii) the New York Sublease, dated the Closing Date (the "New York Sublease"), on substantially the same terms and conditions as presently exist in the New York Lease (as defined in Section 4.18(a) of the Company Disclosure Schedule), it being understood that lease payments and charges under the New York Sublease shall be determined on a pro rata basis equal to WPS's average rent per square foot and charges under the New York Lease; and (iii) the Machinery and Equipment Sublease, dated the Closing Date (the "Equipment Sublease"), on substantially the same terms and conditions as presently exist in the Equipment Lease (as defined in Section 4.6(a) of the Company Disclosure Schedule), as it relates to the machinery and equipment listed on Section 4.6(a) of the Company Disclosure Schedule.

                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

          9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

          (a) by mutual written consent of Seller and Purchaser;

          (b) (i) by Seller if the Closing shall not have occurred on or before September 15, 1997; provided that Seller is not in material breach of its obligations under this Agreement; or (ii) by Seller or Purchaser if there shall have been enacted any Law, or there shall be in effect a final nonappealable Order of any Governmental Body, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the applicable parties hereto shall promptly appeal, and shall diligently pursue, any adverse determination that is not nonappealable; or

          (c) (i) by Purchaser if any of the conditions in Section 7.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 7.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller, WPS or the Company to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date.

Upon the occurrence of any of the events specified in this Section 9.1 (other than Section 9.1(a) hereof), written notice of such event shall promptly be given to the other parties to this Agreement, whereupon this Agreement shall terminate as hereinabove provided.

          9.2 Survival After Termination. If this Agreement is terminated in accordance with Section 9.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except (i) for the provisions of Sections 5.5, 6.1(e), 9.2, 12.2, 12.3, 12.6, and 12.7 hereof and (ii) that the termination of this Agreement for any reason shall not relieve any party hereto from any liability or obligations which at the time of termination had already accrued to another party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination; provided that the Confidentiality Agreement shall remain in full force and effect.


                                   ARTICLE X
                       SURVIVAL; GENERAL INDEMNIFICATION

          10.1 Survival. The representations and warranties of WPS and Seller as to the Shares contained in Section 3.1 hereof, of WPS, Seller and the Company contained in Sections 4.1, 4.2, 4.4 and 4.20 hereof, and of Purchaser contained in Sections 5.1, 5.2 and 5.7 hereof, and any claim for indemnification in respect thereof under this Article X, shall survive the Closing. The representations and warranties of Seller contained in Section 4.17 hereof, and any claim for indemnification in respect thereof under this Article X, shall survive the Closing until the third anniversary of the Closing Date. Except as provided in the immediately preceding sentence and in Article XI hereof with respect to Taxes, all other representations and warranties of the parties hereto set forth herein shall terminate fifteen (15) months from the date of this Agreement, and any claim for indemnification under this Article X with respect thereto, to be valid, must be made on or prior to fifteen months after the date of this Agreement.

          10.2 Indemnification by WPS and Seller.

          (a) Each of Seller and WPS (the "Indemnitors") jointly and severally agrees that it shall, except with respect to (i) indemnification for breach of any environmental representations, warranties and agreements which shall be exclusively governed by the provisions of Section 10.5 hereof, and (ii) Tax Indemnification which, except as otherwise provided in Section 11.8, shall be exclusively governed by the provisions of Article XI hereof, indemnify, defend and hold harmless Purchaser and its Affiliates, and each of their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees (other than the Transferred Employees), and their heirs, successors and assigns (the "Purchaser Indemnified Parties"), from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, interest, penalties, and reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, directly or indirectly, relating to or arising out of:

          (i) any breach of any representation or warranty made by Seller, WPS or the Company contained in this Agreement; and

          (ii) the breach by Seller, WPS or the Company of any covenant or agreement of such Person contained in this Agreement; and

          (iii) any adverse impact upon the Company Pension Plans after the Closing Date resulting directly or indirectly from any agreement or understanding between WPS or any of its affiliates and the PBGC, or from any action or litigation instituted by the PBGC, regarding the WPS Pension Plans or any other defined benefit pension plan, such adverse impact including, but not limited to, increased or accelerated funding, restrictions on termination or amendment, or increased PBGC premiums affecting the Company Pension Plan.

          (b) Notwithstanding anything contained herein to the contrary, neither Seller nor WPS shall be liable to the Purchaser Indemnified Parties for any Losses with respect to the matters contained in Section 10.2(a) hereof except to the extent (and then only to the extent) that the Losses therefrom exceed an aggregate amount equal to $1,750,000, and with respect to payments with respect to matters contained in Section 10.2(a), then only for all such Losses in excess thereof up to an aggregate amount of indemnification payments made by Indemnitors hereunder with respect to matters contained in Section 10.2(a) hereof) equal to $10,000,000, provided that the aggregate amount of any Loss relating to a single claim (or group of claims relating to the same event or transaction) exceeds $25,000.

          10.3 Indemnification by Purchaser. Purchaser agrees that it shall indemnify, defend and hold harmless each of Seller, WPS, the Company and their Affiliates, and each of such Person's respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees, and their heirs, successors and assigns (collectively, the "Seller Indemnified Parties"), from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties, directly or indirectly, relating to or arising out of:

                    (i) any breach of any representation and warranty made by Purchaser in this Agreement;

                    (ii) the breach of any covenant or agreement of Purchaser contained in this Agreement;

                    (iii) the breach of any representation, warranty or covenant contained in the Human Resources Agreement, a copy of which is attached hereto as Exhibit B; and

                    (iv) the failure of Purchaser to perform its obligations under the New York Sublease, and the New York Lease to the extent it relates to the New York Sublease, the Equipment Sublease and the Equipment Lease to the extent it relates to the equipment listed in Section 4.6(a) of the Company Disclosure Schedule.

          10.4 Indemnification Procedures.

          (a) Except as otherwise provided in Article X hereof with respect to Taxes, with respect to third-party claims, all claims for indemnification by any party entitled to indemnification pursuant to Section 10.2 or 10.3 hereof or Article XI hereof (an "Indemnified Party") shall be asserted and resolved as set forth in this Section 10.4. In the event that any written claim or demand for which Purchaser or Seller would be liable (as the case may be, an "Indemnifying Party") to any Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 15 days following its receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). The Indemnifying Party shall have 20 days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend such party against such claim or demand, the Indemnifying Party shall have the right to defend such claim or demand by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving such party timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by such party, then that portion thereof as to which such defense is unsuccessful

(and the reasonable costs and expenses pertaining to such defense), shall be the liability of the Indemnifying Party hereunder, subject, with respect to WPS and Seller, to the limitations set forth in Section 10.2(b) hereof. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its best efforts in the defense of all such claims.

          (b) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such proceeding, but the Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).





          10.5 Environmental Indemnity

          (a) WPS, Seller and the Purchaser have agreed that Trigon Engineering ("Trigon") shall act as the environmental consultants for Purchaser with regard to any follow-up investigation of the Plants, based upon the Phase I reports previously concluded for the Company by Atlanta Environmental Management. Based upon Trigon's review of the Phase I reports and other information obtained by Trigon during its review, and its recommendations, the parties have agreed in writing to the scope of a follow-up Phase II investigation.

          (b) Purchaser shall have the right to immediately proceed with such Phase II investigation and shall, not later than ten (10) days prior to the Closing, deliver to Seller its report (with appropriate back-up documentation from Trigon) setting forth the scope of Remedial Activities it intends to undertake subsequent to the Closing and the estimate of its environmental consultant of the costs and expenses which that consultant reasonably anticipates will be incurred in connection therewith (the "Known Remedial Activities"). If the proposed costs of the Known Remedial Activities are reasonably likely to exceed $10 million, either party shall, within three (3) days after receipt of such report, have the right to terminate this Agreement, effective immediately, upon written notice to the other party. If neither party elects to terminate, the Closing under that Agreement shall proceed as otherwise provided for, and Purchaser shall thereafter have the right to proceed with such Known Remedial Activities, subject to the terms of this Section 10.5.

          (c) Any and all fees and expenses of Trigon incurred under Sections 10.5(a) and (b) above, up to the Closing Date, shall be borne solely by Purchaser. Following the Closing, each of Seller and WPS jointly and severally agrees that it shall indemnify, defend and hold harmless the Purchaser Indemnified Parties (as defined in Section 10.2(a) hereof) from, against, and in respect of Seller's Applicable Percentage of any and all Losses arising from or related to (i) a breach of Section 4.17 or (ii) the Known Remedial Activities.



          It is the intention of the parties that all Losses under this Section
10.5 shall be borne by Sellers and Purchaser in proportion to their respective Applicable Percentages set forth below:

For Losses:                           Seller's      Purchaser's
                                     Applicable      Applicable
                                     Percentage      Percentage
Up to $10 million                       75%              25%

Greater than $10 million                67%              33%
and up to $20 million

Greater than $20 million                 0%             100%

          (d) The obligations of WPS and Seller to indemnify Purchaser for such Remedial Activities shall be subject to the following:

                    i) any claim against Seller under this Section 10.5 must relate to a matter notice of which has been given to Seller by Purchaser not later than the third anniversary of the Closing Date and then only with respect to work performed on or before such third anniversary date;

                    ii) Any Remedial Activities (1) shall be performed solely with respect to the specific areas that have been either identified by the parties, as provided for in Section 10.5(a) hereof or are the subject of a breach of representation of warranty contained in Section 4.17 hereof; (2) shall be performed in a reasonable, cost-effective manner; and (3) shall use cleanup criteria no more stringent than (a) if specific applicable cleanup criteria are specified by applicable Environmental Laws, that specific cleanup criteria, or (b) otherwise, cleanup criteria that are reasonable and appropriate to protect human health and the environment and to comply with applicable Environmental Laws (in all cases where permitted and appropriate such cleanup criteria shall be that applicable to real property that is used for industrial purposes); and

                    iii) prior to the commencement of any Remedial Activities, Purchaser shall provide Seller with a detailed plan as to its intended course of action, the projected costs to be incurred in connection therewith, and the anticipated time frame for completion. Seller shall have the right to review such plan with Purchaser, to consult with Purchaser with respect to the finalization and implementation of such plan and if Seller does not concur in Purchaser's proposed plan of action, to provide alternative proposals and bids for the undertaking and completion of such Remedial Activities. If Purchaser and Seller, after due consultation, cannot agree as to the method of proceeding, or the reasonable costs and expenses to be incurred in connection therewith, WPS and Seller shall have the right to assume the obligation to complete such Remedial Activities, which are subject to indemnification hereunder, at their sole cost and expense, using such consultants and contractors as they deem appropriate, provided that such work shall be completed on a timely basis and in a workmanlike manner and on a basis reasonably acceptable to Purchaser.

          (e) The party conducting the Remedial Activities shall (i) comply in all material respects with Environmental Laws, (ii) in a timely manner, but no less often than once every three months, provide the other party with progress reports with respect to the Remedial Activities, and (iii) provide the other party with all correspondence to or from any Governmental Authority, all reports, all sampling results, and all other relevant and significant documents relating to the Remedial Activities.

          (f) For purposes of this Section 10.5, "Remedial Activities": shall mean any actions specifically required by Environmental Laws to (i) cleanup, remove, treat or in any other way address any Hazardous Materials located in, on or under the soil or groundwater at concentrations in excess of the cleanup criteria described in subsection (d)(ii) above and (ii) pre-remedial investigations or post-remedial monitoring; provided, that other than the Known Remedial Activities, Remedial Activities shall not include any investigations voluntarily undertaken by Purchaser or the cleanup, removal or treatment associated with such voluntary investigations but shall include any such activities taken by Purchaser as a result of Seller's breach of any representations and warranties contained in Section 4.17 hereof.

          (g) Any party incurring costs hereunder, a portion of which is to be paid by another party hereto (for purposes of this subsection (g), an "Obligated Party") pursuant to Section 10.2, shall deliver to the Obligated Party, on a quarterly basis, invoices for any Remedial Activities effected during such quarterly period, along with appropriate back-up documentation, setting forth in reasonable detail the work done during such period and a detailed break-down of the fees and expenses incurred in connection therewith and included in such invoice. The Obligated Party shall pay such invoices within thirty (30) days after receipt thereof, except with respect to any portion thereof which they claim by written notice to the other party, delivered within ten (10) days after receipt of any such invoice, does not conform to the terms of this indemnification.

          (h) With respect to any invoices disputed by an Obligated Party under subsection 10.5(g) above, the parties shall use reasonable efforts to resolve such matter or matters on or before the due date of the relevant invoice; if the parties cannot resolve any such dispute, said matters shall be referred for resolution to an independent engineering consulting firm mutually agreed upon by the parties, whose determination with respect to any such disputed matters shall be final and binding upon WPS, Seller and Purchaser.

          (i) This Section 10.5 shall be the sole and exclusive remedy with respect to indemnification relating to environmental matters.

          10.6 Characterization of Indemnification and Other Payments. All amounts paid by Purchaser or Seller, as the case may be, under Article II hereof, this Article X and Article XI hereof shall be treated as adjustments to the Purchase Price for all Tax purposes.

          10.7 Computation of Losses Subject to Indemnifi- cation. The amount of any Loss for which indemnification is provided under this Article X and
Article XI hereof shall (i) be computed net of any insurance proceeds or Tax benefits realized by the Indemnified Party in connection with such Loss (which Tax benefits shall be reduced to the extent of any Taxes incurred by reason of any such indemnification payment made hereunder) and (ii) exclude consequential damages and lost profits.

                                   ARTICLE XI
                                  TAX MATTERS

          11.1 Section 338(h)(10) Election.

          (a) Seller and Purchaser shall join in making an election under
Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar elections under state, local or foreign law (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares.

          (b) Purchaser, Seller and the Company shall cooperate fully with each other in the making of the Section 338(h)(10)

Election. In particular, and not by way of limitation, in order to effect the
Section 338(h)(10) Election, Seller and Purchaser shall jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations. Purchaser and Seller shall cooperate fully with each other in preparing the valuation statement reflecting, as of the Closing Date, the fair market values of all of the assets and liabilities of the Company. Such valuation statement shall be prepared as soon as practicable but no later than ninety (90) days after the Closing Date. Purchaser and Seller shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and with an allocation of the Purchase Price (including liabilities and other relevant items) to the assets of the Company in accordance with such valuations and shall take no position contrary thereto unless required to do so by applicable tax laws. Any disputes regarding the valuation statement or the preparation, execution or filing of the forms and documents required in connection with making the Section 338(h)(10) Election which are not resolved by WPS and Purchaser within ten (10) days of such parties' first attempt to do so shall be resolved by the Final Arbiter, whose decision shall be final and binding on the parties. All costs, fees and expenses paid to the Final Arbiter in connection with any such disputes shall be shared equally by Seller and Purchaser.

          (c) To the extent permitted by state, local or foreign tax laws, the principles and procedures of this Section 11.1 also shall apply with respect to a Section 338(h)(10) Election or equivalent or comparable provision under state, local or foreign law, including, without limitation, an election under
Section 338(g) of the Code or any equivalent or comparable provision under state, local or foreign law. Purchaser shall make or cause to be made any election similar to a Section 338(h)(10) Election that is optional under any state, local or foreign law, and shall cooperate and join in any election made by Seller, the Company or its Affiliates to effect such an election so as to treat the sale of the Shares contemplated herein as a sale of assets for state, local and foreign income tax purposes.

          11.2  Preparation of Tax Returns; Payment of Taxes.

          (a) WPS shall include the Company and its Subsidiaries, or cause the Company and its Subsidiaries to be included in, and shall file or cause to be filed, (A) the United States consolidated federal income Tax Returns of the Company and its Subsidiaries for the taxable periods of the Company and its Subsidiaries ending on or prior to the Closing Date, and (B) where applicable, all other consolidated, combined or unitary Tax Returns of the Company and its Subsidiaries for the taxable periods of the Company and its Subsidiaries ending (or the portion of any taxable period ending) on or prior to the Closing Date, and Seller shall pay any and all Taxes due with respect to the returns referred to in clause (A) or (B) of this paragraph (a), including, without limitation, any liability due with respect to any Section 338(h)(10) Election made pursuant to Section 11.1 hereof. WPS also shall file or shall cause the Company and its Subsidiaries to file all other Tax Returns of or which include the Company and its Subsidiaries required to be filed (taking into account any extensions) on or prior to the Closing Date and Seller shall pay any and all Taxes due with respect to such Tax Returns.

          (b) Following the Closing, Purchaser shall be responsible for preparing or causing to be prepared all Tax Returns required to be filed by the Company and its Subsidiaries on a separate return basis after the Closing Date. To the extent any Taxes shown due on such separate Tax Returns are indemnifiable by Seller, (A) such Tax Returns shall be prepared in a manner consistent with prior practice unless otherwise required by applicable tax laws; (B) Purchaser shall provide Seller with copies of each such Tax Return at least 30 days prior to the due date for filing such return; and (C) Seller shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns for 15 days following receipt thereof. The failure of Seller to propose any changes to any such Tax Return within such 15 days shall be deemed to be an indication of its approval thereof. Seller and Purchaser shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. Any disagreements regarding such Tax Returns which are not resolved by WPS and Purchaser within ten (10) days of such parties' first attempt to do so shall be resolved by the Final Arbiter, whose decision shall be final and binding on the parties. All costs, fees and expenses paid to the Final Arbiter in connection with any such disputes shall be shared equally by Seller and Purchaser. Purchaser shall file or cause to be filed all such Tax Returns and shall pay the Taxes shown due thereon; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of Purchaser, Seller or the Company to receive indemnification pursuant to any provision in this Agreement.

          (c) For federal and state income tax purposes, the taxable year of the Company and its Subsidiaries shall end as of the close of the Closing Date. Neither Seller nor Purchaser shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit the Company or any Subsidiary to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of the Company or any Subsidiary beginning before and ending after the Closing Date shall be allocated (A) to Seller for the period up to and including the Closing Date, and (B) to Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of the Company and each Subsidiary as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

          11.3 Cooperation with Respect to Tax Returns. Purchaser and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company and its Subsidiaries as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes.

          11.4 Tax Audits.

          (a) Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of the Company and its Subsidiaries for taxable periods ending on or prior to the Closing Date, Purchaser shall, promptly upon receipt by Purchaser, the Company or its Subsidiaries of notice thereof, inform WPS thereof.

          (b) WPS shall have the sole right to represent the interests of the Company and its Subsidiaries in any Tax audit or administrative or court proceeding relating to taxable periods of the Company and its Subsidiaries which end on or before the Closing Date; provided that if the results of such Tax audit or proceeding could be expected to have a material adverse effect on the assets, business, operations or financial condition of Purchaser, the Company or its Subsidiaries for taxable periods ending after the Closing Date, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of Purchaser (which consent shall not be unreasonably withheld).

          (c) WPS and Purchaser jointly shall represent the interests of the Company and its Subsidiaries in any Tax audit or administrative or court proceeding relating to any straddle period of the Company and its Subsidiaries. Any disputes regarding the conduct or resolution of any such audit or proceeding which are not resolved by WPS and Purchaser within ten (10) days of such parties' first attempt to do so shall be resolved by the Final Arbiter, whose decision shall be final and binding on the parties. All costs, fees and expenses paid to third parties (including, if applicable, the Final Arbiter) in the course of such proceeding shall be borne equally by Purchaser and Seller.

          (d) Purchaser shall have the sole right to represent the interests of the Company and its Subsidiaries in all other Tax audits or administrative or court proceedings.

          11.5 Refund Claims. To the extent any determina- tion of Tax liability of the Company and its Subsidiaries, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to (i) any period which ends on or before the Closing Date, (ii) the Section 338(h)(10) Election or (iii) any period which includes the Closing Date but does not begin or end on that day, any such refund shall belong to Seller, provided that in the case of any Tax refund described in clause (iii) of this Section 11.5, the portion of such Tax refund which shall belong to Seller shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the basis of an interim closing of the books as of the Closing Date), and Purchaser shall promptly pay any such refund, and the interest actually received thereon, to Seller upon receipt thereof by Purchaser. Any and all other refunds of Taxes shall belong to Purchaser. Any payments made under this Section 11.5 shall be net of any Taxes payable with respect to such refund, credit or interest thereon (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this Section 11.5).

          11.6 Preparation and Filing of Documents. Seller, the Company, its Subsidiaries and Purchaser hereby agree to cooperate in the preparation and filing of all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

          11.7 Termination of Tax Sharing Agreements. All agreements providing for the allocation or sharing of Taxes to which the Company and any Subsidiary is a party shall terminate as to the Company and each Subsidiary on the Closing Date and following the Closing Date, neither the Company nor any Subsidiary shall have any liability to make payments to WPS or any member of the consolidated group that includes the Company or any Subsidiary with respect to such agreements for any Tax period. It being specifically understood by the parties hereto that neither the Company nor any Subsidiary shall have any liability to make payments to WPS, Seller or any member of the affiliated group of which WPS is the common parent corporation under any such agreement resulting from the Section 338(h)(10) Election.

          11.8 Tax Indemnification.

          (a) Without regard to the limitation on indemnification by WPS and Seller set forth in Section 10.2(b) hereof, WPS and Seller jointly and severally shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses resulting from, arising out of, based on or relating to:

                    (i) any Taxes of the Company and its Subsidiaries with respect to any taxable period ending on or before the Closing Date, including any Taxes imposed on the Company and its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision under state, local or foreign law or regulation) and including any liability due with respect to the
Section 338(h)(10)      Election;

                    (ii) any Taxes allocated to Seller in accordance with the provisions of Section 11.2(c) hereof; and

                    (iii) a breach of a representation contained in Section
4.10 hereof.

          (b) Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses resulting from, arising out of, based on or relating to:

                    (i) any Taxes of the Company and its Subsidiaries for any taxable period beginning on or after the Closing Date; and

                    (ii) any Taxes allocated to Purchaser in accordance with the provisions of Section 11.2(c) hereof.

          (c) Any claim for indemnity under this Section 11.8 may be made at any time prior to sixty (60) days following the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (as it may be extended through agreement with the Internal Revenue Service or otherwise, provided any such extension has been consented to by WPS, which consent shall not be unreasonably withheld), and shall be subject to the provisions set forth in Sections 10.5 and 10.6 hereof.

                                  ARTICLE XII
                                 MISCELLANEOUS

          12.1 Certain Definitions; Rules of Construction.

          (a) Certain Definitions.

          "Adjustment Amount" has the meaning set forth in Section 2.3(a) hereof.

          "Adjustment Certificate" has the meaning set forth in Section 2.3(a) hereof.

          "Affected Property" has the meaning set forth in
Section 4.17 hereof.

          "Affiliate" has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

          "Agreement" means this Stock Purchase Agreement, as amended from time to time.

          "Business" has the meaning set forth in the recitals hereof.

          "Business Day" means any day other than a Saturday, Sunday or other day on which banks located in New York, New York are required to be closed.

          "Claim Notice" has the meaning set forth in Section 11.4 hereof.

          "Closing" has the meaning set forth in Section 8.1 hereof.

          "Closing Date" has the meaning set forth in Section 8.1 hereof.

          "Closing Date Pension Statement" has the meaning set forth in Section 2.4(a) hereof.

          "Closing Date Statement of Working Capital" has the meaning set forth in Section 2.3(a) hereof.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

          "Company" has the meaning set forth in the preamble hereof.

          "Company Disclosure Schedule" means the Disclosure Schedule delivered by Seller to Purchaser on the date hereof.

          "Company Documents" has the meaning set forth in Section 4.2 hereof.

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


          "Company Employee Arrangements" has the meaning set forth in Section 4.13(a) hereof.

          "Company Employee Benefit Plans" has the meaning set forth in Section 4.13(a) hereof. In addition, the Company Pension Plans, as defined in Exhibit B, shall be included in the term "Company Employee Benefit Plan" for purposes of subsections (d), (e), (f), (g), (i), (k), (l), (m) and (n) of Section 4.13 hereof.

          "Company Financial Statements" has the meaning set forth in Section 4.7(b) hereof.

          "Company Interim Financial Statements" has the meaning set forth in
Section 4.7(c) hereof.

          "Company Property" has the meaning set forth in Section 4.18(a) hereof.

          "Company's Representatives" has the meaning set forth in Section 6.1(b) hereof.

          "Confidentiality Agreement" has the meaning set forth in Section 6.1(e) hereof.

          "Consents" has the meaning set forth in Section 4.6(a) hereof.

          "Contracts" has the meaning set forth in Section 4.12(a) hereof.

          "Cotton Inventory Amount" has the meaning set forth in Section 2.5 hereof.

          "December 31, 1996 Balance Sheet" has the meaning set forth in
Section 4.7(d) hereof.

          "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law, to any Environmental Permit, or to the release of or exposure to any Hazardous Materials (for purposes of (i) and (ii) below, "Claims"), including without limitation (i) any and all Claims by governmental or regulatory authorities for investigation, oversight, enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and (ii) any and all Claims by any third party seeking damages, response costs, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" means any and all applicable federal, state or local statute, rule, regulation, ordinance, code, or rule of common law now in effect, and any applicable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment binding on the Company, relating to the environment, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq. ("CERCLA"); the Toxic Substances Control Act, as amended, 15 U.S.C. ss.ss. 2601, et seq.; the Clean Air Act, as amended, 42 U.S.C. ss.ss. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.ss. 1251, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. ss.ss. 136, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.ss. 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.ss. 6901, et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300(f) et seq.; and any similar state or local law.

          "Environmental Permit" means any and all permits, approvals, registrations, and/or licenses required by any Environmental Law.

          "Equipment Sublease" has the meaning set forth in Section 8.4 hereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

          "Estimated Purchase Price" has the meaning set forth in Section 2.2 hereof.

          "Excluded Assets" has the meaning set forth in Section 6.10 hereof.

          "Final Arbiter" has the meaning set forth in Section 2.3(e) hereof.

          "Financing Agreements" has the meaning set forth in Section 6.16 hereof.

          "Financing Commitments" has the meaning set forth in Section 5.5 hereof.

          "Fiscal Quarter" means each fiscal quarter of the Company ending March 31, June 30 and September 30.

          "Fiscal Year" means each fiscal year of the Company ending December
31.

          "Fixed Assets" means all of the furnishings, fixtures, furniture, vehicles, tools, machinery and equipment used in the Business as presently conducted.

          "GAAP" means generally accepted accounting principles.

          "Governmental Body" means any government or govern- mental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court (public or private).

          "Hazardous Materials" means those materials listed in Section 101(14) of CERCLA, as defined herein under Environmental Laws, and any other substance, material or waste defined as toxic or hazardous under, or otherwise regulated under, any Environmental Law, including, but not limited to (i) any petroleum, petroleum hydrocarbons, petroleum by-products, waste oil, used oil (any constituent thereof to the extent regulated under any Environmental Law), flammable, explosive or radioactive materials, friable asbestos products, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and
(ii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated pursuant to an Environmental Law.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Information" has the meaning set forth in Section 6.1(b) hereof.

          "Indemnified Party" has the meaning set forth in Section 10.4(a) hereof.

          "Indemnifying Party" has the meaning set forth in Section 10.4(a) hereof.

          "Intellectual Property Assets" has the meaning set forth in Section
4.11 hereof.

          "Inventory" shall mean all raw materials, work-in- process and finished goods owned by the Company and its Subsidiaries, whether located at the Plants or otherwise, but shall not include goods held under bill and hold arrangements.

          "Investment Company" has the meaning set forth in Section 5.7 hereof.

          "June 30 Company Interim Financial Statements" has the meaning set forth in Section 6.14 hereof.

          "Knowledge of Seller, the Company, WPS and Purchaser," or, insofar as it refers to Seller, the Company, WPS or Purchaser, "Knowledge", means only matters as to which any officer of Seller (in the case of Seller), the Company or any of its Subsidiaries (in the case of the Company), WPS (in the case of WPS) or Purchaser (in the case of Purchaser) has actual knowledge, and shall not include matters which are not actually known but should have been known by any such officer. As used in this definition, "officer" shall, with respect to
Section 4.17 hereof, include Jim Walters.

          "Law" means any material federal, state or local statute, code, ordinance, rule or regulation or any Order of any Governmental Body.

          "Legal Proceeding" means any judicial, admin- istrative or arbitral actions, suits or proceedings (public or private).

          "Lien" means any lien, encumbrance, mortgage, deed of trust, security interest, easement, transfer restriction, option, pledge or other restriction or third-party right.

          "Losses" has the meaning set forth in Section 10.2(a) hereof.

          "Material Adverse Effect" or "Material Adverse Change" means any material adverse change in, or effect on, the Business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, excluding any such change or effect relating to the Excluded Assets.

          "New York Sublease" has the meaning set forth in Section 8.4 hereof.

          "Notice Period" has the meaning set forth in Section 10.4 hereof.

          "Order" means any material order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a Governmental Body of competent jurisdiction.

          "Outside Date" has the meaning set forth in Section 9.1(b) hereof.

          "Owned Property" and "Owned Properties" have the meanings set forth in Section 4.18(a) hereof.

          "PBGC" has the meaning set forth in Section 4.13(j) hereof.

          "Pension Adjustment" has the meaning set forth in Section 2.4(b) hereof.

          "Pension Adjustment Certificate" has the meaning set forth in Section 2.4(b) hereof.

          "Pension Arbiter" has the meaning set forth in Section 2.4(e) hereof.

          "Permits" means all licenses, franchises, permits and governmental authorizations necessary to conduct the Business as presently conducted.

          "Permitted Encumbrances" means (i) Liens existing as of the date of this Agreement on any assets or properties of the Company and/or any Subsidiary relating to any indebtedness of the Company and/or any Subsidiary; (ii) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to Purchaser; (iii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iv) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material; (v) zoning, entitlement and other land use and environmental regulations by Governmental Bodies disclosed to Purchaser; (vi) Liens created in connection with leasing machinery and equipment to WPS as referred to in Section 4.6(a) of the Company Disclosure Schedule and subleased by Purchaser in accordance with the Equipment Sublease; and (vii) such other imperfections in title, charges, easements, restrictions and encumbrances that do not materially interfere with the use of such property.

          "Permitted Transactions" has the meaning set forth in Section 6.10 hereof.

          "Person" means any individual, corporation, part- nership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          "Plants" means the manufacturing, warehouse, service and office facilities of the Company and its Subsidiaries at which the Business is conducted, all of which are listed in Exhibit C hereto.

          "Pre-Closing Date Pension Statement" has the meaning set forth in
Section 2.4(a) hereof.

          "Pre-Closing Date Statement of Working Capital" has the meaning set forth in Section 4.7(d) hereof.

          "Purchase Price" has the meaning set forth in Section 2.1 hereof.

          "Purchaser" has the meaning set forth in the preamble hereof.

          "Purchaser's Advisor" has the meaning set forth in Section 5.8 hereof.

          "Purchaser's Representatives" has the meaning set forth in Section 6.1(b) hereof.

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


          "Purchaser Disclosure Schedule" means the Disclosure Schedule delivered by Purchaser to Seller on the date hereof.

          "Purchaser Documents" has the meaning set forth in Section 5.2 hereof.

          "Purchaser Indemnified Parties" has the meaning set forth in Section 10.2(a) hereof.

          "Qualified Plan" has the meaning set forth in Section 4.13(g) hereof.

          "Real Property Lease" has the meaning set forth in Section 4.18(a) hereof.

          "Required Consents" has the meaning set forth in Section 6.3 hereof.

          "Second Supplemental Closing" has the meaning set forth in Section 2.4(c) hereof.

          "Section 338(h)(10) Election" has the meaning set forth in Section 11.1(a) hereof.

          "Securities Act" has the meaning set forth in Section 5.6(a) hereof.

          "Seller" has the meaning set forth in the preamble hereof.

          "Seller Indemnified Parties" has the meaning set forth in Section 10.3(a) hereof.

          "Seller's Advisors" has the meaning set forth in Section 4.20 hereof.

          "Seller's Auditors" has the meaning set forth in Section 2.3(a) hereof.

          "Shares" has the meaning set forth in the recitals hereof.

          "Significant Adverse Consequence" has the meaning set forth in
Section 4.17 hereof.

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


          "Subsidiary" means any Person of which a majority of the outstanding voting securities are owned directly or indirectly by the Company.

          "Supplemental Closing" has the meaning set forth in Section 2.3(c) hereof.

          "Tax" or "Taxes" means all taxes, charges, fees, levies, imposts, duties and other assessments, including, without limitation, any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, gains, capital, paid-up capital, profits, withholding, payroll, employment, excise, recording, real property, personal property, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax, and any interest or penalties imposed with respect to the filing, obligation to file or failure to file any Tax Return.

          "Tax Returns" means all reports and returns required to be filed with respect to Taxes.

          "Transferred Employees" has the meaning set forth in Section 4.13(a).

          "Treasury Regulations" means the U.S. Treasury Regulations promulgated under the Code from time to time, or any successor rules and regulations.

          "WPS" has the meaning set forth in the preamble hereof.

          "WPS Financial Statements" has the meaning set forth in Section 4.7(a) hereof.

          (b)  Rules of Construction.

                    (i) Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

                    (ii) Whenever there appears in this Agreement an adjective or series of adjectives (e.g., the word "material") which precedes a noun that is followed by one or more other nouns that are joined in a series by the conjunction "and," "or" or "and/or," such adjective or series of adjectives shall be deemed to apply to each noun in such series of nouns. As used in the Agreement, unless the context otherwise requires, the word "or" is not exclusive and shall mean "and/or."

                    (iii) The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and to any particular provision of this Agreement.

                    (iv) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          12.2 Expenses. Except as otherwise expressly provided in this Agreement and regardless of whether the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. Seller shall be responsible for all costs and expenses incurred by the Company in connection with this Agreement.

          12.3 Specific Performance. Each of Purchaser and Seller acknowledges and agrees that the breach of this Agreement by the other (or, in Purchaser's case, by WPS or the Company as well) would cause irreparable damage to such party and that such party would not have an adequate remedy at law for such damage. Therefore, the obligations of each party under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunc- tive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that any party may have under this Agreement or otherwise.

          12.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES AND POLICIES OF CONFLICTS OF LAW OF SUCH STATE.

          12.5 Entire Agreement; Amendments and Waivers. This Agreement (including the Disclosure Schedules) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided that, except as other-wise modified hereby, the Confidentiality Agreement shall remain in full force and effect. Except as otherwise provided herein, this Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. Except as otherwise provided herein, no action (other than a waiver or consent) taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver of compliance by the party taking such action with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          12.6 Table of Contents and Headings. The table of contents and article and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          12.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, on the fifth Business Day after being mailed by certified mail, return receipt requested, the next Business Day after delivery to a recognized overnight courier or when sent by facsimile to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this Section 12.7):

          If to WPS, Seller or the Company, to:

                           WestPoint Stevens Inc.
                           507 West Tenth Street
                           West Point, Georgia  31833
                           Attention:  General Counsel
                           Facsimile:  706-645-4396

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

          If to Purchaser, to:

                           Dyersburg Corporation
                           1315 Phillips Street
                           Dyersburg, Tennessee  38024
                           Attention:  President
                           Facsimile:  (615) 286-3411

          12.8 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          12.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by WPS, Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; except that before or after the Closing the Purchaser shall have the right, without such consent, to assign to a direct or indirect wholly-owned subsidiary of Purchaser its rights and obligations hereunder, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

          12.10 Disclosure Schedules. The Disclosure Schedules, dated the date hereof, delivered by Seller and the Company to Purchaser, and by Purchaser to Seller, are incorporated into this Agreement by reference and made a part hereof. Disclosure of information in any section of any Disclosure Schedule (or pursuant to any document delivered with respect thereto) or the schedules and exhibits hereto (or pursuant to any document delivered with respect thereto) shall be deemed to be disclosure in each section of such Disclosure Schedule.

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

          12.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                DYERSBURG CORPORATION

                                By: /s/ T. Eugene McBride
                                    --------------------------------------------
                                    Name: T. Eugene McBride
                                    Title: President and Chief Executive Officer

                                ALAMAC SUB HOLDINGS INC.

                                By: /s/ Morgan M. Schuessler
                                    --------------------------------------------
                                    Name: Morgan M. Schuessler
                                    Title: Executive Vice President


                                AIH INC.

                                By: /s/ Morgan M. Schuessler
                                    --------------------------------------------
                                    Name: Morgan M. Schuessler
                                    Title: Executive Vice President


                                WESTPOINT STEVENS INC.

                                By: /s/ Morgan M. Schuessler
                                    --------------------------------------------
                                    Name: Morgan M. Schuessler
                                    Title: Executive Vice President



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